Exhibit (a)(1)
This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offer described in this Directors’ Circular, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon adequacy of information contained in this Directors’ Circular. Any representation to the contrary is unlawful. Inquiries concerning the information in this document should be directed to Optimal Group’s Corporate Secretary at (514) 738-8885.
This Directors’ Circular, together with the Offering Circular, are being sent to both registered and non-registered owners of Shares. If you are a non-registered owner and have received these documents directly from the Offeror or Optimal Group, your name, address and information about your holdings of Shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.
OPTIMAL GROUP INC.
DIRECTORS’ CIRCULAR
RECOMMENDING
ACCEPTANCE
OF THE OFFER MADE BY
7293411 CANADA INC.
TO PURCHASE ALL OF THE OUTSTANDING CLASS “A” SHARES
OF
OPTIMAL GROUP INC.
FOR U.S.$2.40 IN CASH PER CLASS “A” SHARE
FAVOURABLE RECOMMENDATION
THE VOTING MEMBERS OF THE BOARD OF DIRECTORS OF OPTIMAL GROUP INC. UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE OFFER.
March 31, 2010

INFORMATION CONTAINED IN THIS DIRECTORS’ CIRCULAR
     The information concerning 7293411 Canada Inc. (the “Offeror”), the Joint Bid Agreement, the Loan Agreement, the Escrow Agreement and the Indemnification Agreement (as such terms are defined in this Directors’ Circular) contained in this Directors’ Circular is based solely upon information contained in the accompanying circular of the Offeror dated March 31, 2010 and other information made available by the Offeror, except where otherwise noted. Although Optimal Group Inc. (“Optimal” or the “Corporation”) has no actual knowledge that would indicate that any statements contained herein taken from or based on such documents or records are untrue or incomplete, Optimal assumes no responsibility for the accuracy or completeness of the information contained in such documents or records.
     Shareholders of the Corporation (“Shareholders”) should not construe the contents of this Directors’ Circular as legal, tax or financial advice and should consult with their own professional advisors as to the relevant legal, tax, financial or other matters in connection therewith.
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
     This Directors’ Circular has been prepared in accordance with Canadian disclosure requirements. Shareholders should be aware that such requirements are different from those of the United States. The enforcement by investors of civil liabilities under securities laws of jurisdictions outside the United States may be affected adversely by the fact that Optimal is organized under the federal laws of Canada and that three of its directors named herein are residents of countries other than the United States. You may not be able to sue Optimal or its directors or officers in a Canadian court for violations of United States securities laws. It may be difficult to compel Optimal and its affiliates to subject themselves to the jurisdiction of a court in the United States or to enforce a judgment obtained from a court in the United States. In connection with this transaction, Optimal, the Offeror and Mr. Richard Yanofsky will file with the United States Securities and Exchange Commission (the “SEC”) a transaction statement (the “Schedule 13E-3”) under Section 13(e) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 13e-3 of the Exchange Act and Optimal will file with the SEC a solicitation/recommendation statement (the “Schedule 14D-9”) under Section 14(d)(4) of the Exchange Act and Rule 14d-9 of the Exchange Act. The Schedule 13E-3 and Schedule 14D-9 will incorporate portions of this Directors’ Circular.
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE, NOR HAS THE SEC OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DIRECTORS’ CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
FORWARD LOOKING STATEMENTS
     Certain statements contained in this Directors’ Circular, including the discussion under the heading “Reasons for Recommendation”, are forward-looking statements and are prospective in nature. All statements, other than statements of historical fact, included in this Directors’ Circular that address future activities, events, developments, financial performance or are based on current expectations and projections about future events, are forward-looking statements. These forward-looking statements can often, but not always, be identified by the use of forward-looking statement terminology such as “may”, “should”, “will”, “could”, “intend”, “plan”, “expect”, “estimate”, “anticipate”, “believe”, “future” or “continue” or the negative thereof or similar variations. These forward-looking statements are based on certain assumptions and/or analyses made by Optimal and its directors and officers, in light of their experience and their perception of historical trends, current conditions and expected future developments, as well as other factors they believe are appropriate in the circumstances. Shareholders are cautioned not to place undue reliance on such forward looking statements, which are not a guarantee of performance and are subject to a number of uncertainties, assumptions and other factors, many of which are outside the control of Optimal and its directors, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among other things, those described under “Risk Factors” in

i

the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. Such forward-looking statements should, therefore, be construed in light of such factors. All written and oral forward-looking statements attributable to Optimal or its directors, or persons acting on its or their behalf, are expressly qualified in their entirety by the cautionary statements set forth above.
     Readers of this Directors’ Circular are cautioned not to place undue reliance on forward-looking statements contained in this Directors’ Circular, which reflect the analysis of Optimal’s directors and management, only as of the date of this Directors’ Circular. Neither Optimal nor its directors are under any obligation, and Optimal and its directors expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable Law.
AVAILABILITY OF DISCLOSURE DOCUMENTS
     Optimal is a reporting issuer or equivalent in certain provinces of Canada and its Shares are registered pursuant to Section 12(b) of the Exchange Act. As a result, Optimal files continuous disclosure documents and other documents with the applicable securities regulatory authorities in Canada and with the SEC. Continuous disclosure documents are available for review on the System for Electronic Analysis and Retrieval (SEDAR) website at www.sedar.com and at the SEC’s website at www.sec.gov/edgar.
REPORTING CURRENCY
     In this Directors’ Circular, unless otherwise indicated, all references to “dollars” or “$” are to United States dollars. On March 17, 2010, the rate of exchange for the United States dollar expressed in Canadian dollars, based on the noon rate as provided by the Bank of Canada, was United States $1.00 = Canadian $1.0113.

ii

TABLE OF CONTENTS

INFORMATION CONTAINED IN THIS DIRECTORS’ CIRCULAR	i
NOTICE TO SHAREHOLDERS IN THE UNITED STATES	i
FORWARD LOOKING STATEMENTS	i
AVAILABILITY OF DISCLOSURE DOCUMENTS	ii
REPORTING CURRENCY	ii
GLOSSARY OF TERMS	1
DIRECTORS’ CIRCULAR	7
THE DIRECTORS OF OPTIMAL	7
BACKGROUND TO THE OFFER	7
RECOMMENDATION OF THE SPECIAL COMMITTEE	12
RECOMMENDATION OF THE BOARD OF DIRECTORS	14
INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND OTHERS IN THE TRANSACTION	15
SUMMARY OF VALUATION AND FAIRNESS OPINION	15
PRIOR VALUATIONS	27
SUPPORT AGREEMENT	27
OWNERSHIP OF SECURITIES OF OPTIMAL	31
PRINCIPAL SHAREHOLDERS OF OPTIMAL	32
OWNERSHIP OF SECURITIES OF THE OFFEROR	32
INTENTIONS WITH RESPECT TO THE OFFER	32
RELATIONSHIP BETWEEN THE OFFEROR AND DIRECTORS AND OFFICERS OF OPTIMAL	32
ARRANGEMENTS BETWEEN OPTIMAL AND DIRECTORS AND OFFICERS OF OPTIMAL	34
ARRANGEMENTS BETWEEN THE OFFEROR AND SECURITY HOLDERS OF OPTIMAL	35
INTERESTS OF CERTAIN PERSONS IN MATERIAL CONTRACTS WITH THE OFFEROR	36
TRADING IN SECURITIES OF OPTIMAL	37
ISSUANCE OF SECURITIES OF OPTIMAL	37
MATERIAL CHANGES IN THE AFFAIRS OF OPTIMAL	37
SHARE CAPITAL	37
OTHER MATERIAL INFORMATION	37
OTHER MATTERS	37
STATUTORY RIGHTS	37
APPROVAL OF DIRECTORS’ CIRCULAR	38
CONSENT OF PRICEWATERHOUSECOOPERS LLP	39
CONSENT OF GENUITY CAPITAL MARKETS	40
CERTIFICATE	41
SCHEDULE“A” – FAIRNESS OPINION	A-1

iii

GLOSSARY OF TERMS
     In this Directors’ Circular, the following terms shall have the meanings set forth below, unless the subject matter or context is inconsistent therewith or such terms are otherwise defined in this Directors’ Circular:
“Acquisition Proposal” means any proposal or offer (whether binding or not) made by any Person other than the Offeror (or any affiliate of the Offeror or any Person acting jointly and/or in concert with the Offeror or any affiliate of the Offeror) relating to, in a single transaction or a series of related transactions: (i) any acquisition or purchase, direct or indirect, of assets (or any lease, long term supply agreement or other arrangement having the same economic effect as a material sale of assets) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Optimal and its subsidiaries or 20% or more of the voting or equity securities of Optimal or any subsidiary (or rights or interests therein or thereto) whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Optimal; (ii) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of the Corporation, or any subsidiary thereof whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or consolidated revenue, as applicable, of Optimal; (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Optimal or any subsidiary whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenue, as applicable, of Optimal; or (iv) any modification or proposed modification of any of the foregoing;
“affiliate” has the meaning that would be given to such term in the Securities Act if the word “company” were changed to “Person” (as defined herein);
“AMF” means the Autorité des marchés financiers;
“associate” has the meaning ascribed thereto in the Securities Act;
“Board of Directors” means the board of directors of Optimal;
“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;
“Closing” means the completion of all the transactions contemplated by the Offer, including a Compulsory Acquisition or Subsequent Acquisition Transaction;
“Closing Date” means the date of Closing;
“Compulsory Acquisition” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Support Agreement – Compulsory Acquisition and Subsequent Acquisition Transaction”;
“Consideration” means the value ascribed to the two business portfolio assets of OMSI known as the “Moneris” and “UBC” assets in the independent valuation of RSM Richter to be provided by RSM Richter prior to Closing;
“Depositary” means Computershare Investor Services Inc.;
“Directors’ Circular” means this circular of the Board of Directors relating to the Offer;
“Draft Support Agreement” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Background to the Offer”;
“EBITDA” means earnings before interest, tax, depreciation and amortization;
“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC;

“Effective Date” means the date on which the Offeror first takes up any Shares deposited to the Offer, by way of notice thereof given to the Depositary;
“Employment Agreements” means, collectively, Gary’s Employment Agreement, Holden’s Employment Agreement and Neil’s Employment Agreement;
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;
“Expiry Date” means May 6, 2010 or such later date or dates to which the Offer may be extended from time to time by the Offeror in accordance with the Offer;
“Expiry Time” means, in respect of the Offer, 5:00 p.m. (Montréal time) on the Expiry Date or such other time as may be agreed to by the Parties in writing;
“Fairness Opinion” means the fairness opinion to the Board of Directors and to the Special Committee dated March 16, 2010 prepared by Genuity and attached to this Directors’ Circular as Schedule “A”, to the effect that, subject to certain assumptions or qualifications, the consideration to be received pursuant to the Offer is fair, from a financial point of view, to all Shareholders (other than the Offeror and its Joint Actors);
“Financing Commitment” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Background to the Offer”;
“FOFI” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Summary of Valuation and Fairness Opinion – Valuation – Restrictions, Limitations and Assumptions”;
“FMC” means Fraser Milner Casgrain LLP;
“fully-diluted basis” means, with respect to the number of outstanding Shares at any time, such number of outstanding Shares calculated assuming the exercise of all conversion, exchange or acquisition rights in respect of the Shares, if any;
“GAAP” means generally accepted accounting principles in the United States;
“Gary’s Employment Agreement” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Arrangements Between Optimal and Directors and Officers of Optimal”;
“Genuity” means Genuity Capital Markets;
“Genuity Engagement Letter” means the engagement letter dated January 13, 2010 between Genuity and the Corporation;
“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign having jurisdiction over the affairs of Optimal, (ii) any subdivision or authority of any of the foregoing having jurisdiction over the affairs of Optimal, or (iii) any quasi-governmental or private body, including any stock exchange, in each case exercising any regulatory, expropriation or taxing authority, under or for the account of any of the above;
“Holden’s Employment Agreement” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Arrangements Between Optimal and Directors and Officers of Optimal”;
“Indemnification Agreement” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Arrangements Between the Offeror and Security Holders of Optimal – Indemnification Agreement”;
“Information” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Summary of Valuation and Fairness Opinion – Valuation – Restrictions, Limitations and Assumptions”;

“Initial Proposal” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Background to the Offer”;
“Insurance Covenant” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Arrangements Between Optimal and Directors and Officers of Optimal”;
“Joint Actors” means Richard Yanofsky, President of WowWee Canada Inc., Peter Yanofsky, President of WowWee USA, Inc., Francis Choi, Chairman of Early Light International (Holdings) Ltd, and Eric Lau Tung Ching, Chief Operating Officer of WowWee Group Limited;
“Joint Bid Agreement” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Arrangements Between the Offeror and Security Holders of Optimal – Joint Bid Agreement”;
“Law” means all laws (including common law and civil law), by-laws, statutes, rules, regulations, principles of law, Orders, ordinances, judgments, published guidelines, treaties, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority, permit or license of or from any Governmental Entity (including the AMF, the SEC and the NASDAQ) and the term “applicable” with respect to such Laws and in a context that refers to one or more parties, means such Laws as are applicable to such party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the party or parties or its or their business, undertaking, property or securities;
“Letter Agreements” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Arrangements Between Optimal and Directors and Officers of Optimal”;
“Loan” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Arrangements Between the Offeror and Security Holders of Optimal – Loan Agreement and Escrow Agreement”;
“Loan Agreement” means the loan agreement dated February 24, 2010 entered into by and between Francis Choi and the Offeror;
“Management” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Summary of Valuation and Fairness Opinion – Valuation – Independence of PwC”;
“Material Adverse Effect” means a change, effect, event, circumstance, fact or occurrence that is material and adverse to the financial condition, business, affairs, properties, assets, liabilities, operations or the results of operation of the Corporation and its subsidiaries, taken as a whole, or prevents or materially delays the Offeror from consummating the transactions contemplated in the Support Agreement, except any such effect resulting from or arising in connection with: (a) any adoption, proposal, implementation or change in applicable Law or any interpretation thereof by any Governmental Entity or in GAAP; (b) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (c) any natural disaster; (d) any change in the market trading price or trading volume of the Shares (it being understood that causes underlying and other facts relating to such change may be taken into account in determining whether a Material Adverse Effect has occurred); (e) any failure by the Corporation to meet any forecasts, projections or earnings guidance or expectations provided or released by the Corporation or equity analysts, for any period (it being understood that causes underlying and other facts relating to such change may be taken into account in determining whether a Material Adverse Effect has occurred); (f) the announcement of the Support Agreement or any transactions contemplated therein or other communication by the Offeror or any of its affiliates of its plans intentions with respect to the business of the Corporation or any of its subsidiaries, or compliance with the terms of the Support Agreement or the consummation of the transactions contemplated thereby, including any effect on distributors or suppliers or their respective relationships with the Corporation or any of its subsidiaries, or otherwise contemplated by or arising as a result of the terms of the Support Agreement; or (g) the inclusion of a going concern note in the Corporation’s financial statements; provided, however, that with respect to clauses (b) and (c), such matter does not have a materially disproportionate effect on the Corporation, taken as a whole, relative to other comparable companies and entities operating in the industries in which the Corporation operates;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;
“Minimum Tender Condition” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Support Agreement – Conditions of the Offer”;
“Moneris Portfolio” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Summary of Valuation and Fairness Opinion – Fairness Opinion”;
“NASDAQ” means the NASDAQ Global Market;
“Neil’s Employment Agreement” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Arrangements Between Optimal and Directors and Officers of Optimal”;
“New Proposal” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Background to the Offer”;
“Offer” means the offer to purchase all of the outstanding Shares, including Shares issuable upon conversion, exchange or exercise of Options and Warrants, not already held by the Offeror, its affiliates and associates made by the Offeror to Shareholders, the terms of which are set forth in the Offering Circular;
“Offering Circular” means the Offer and accompanying take-over bid circular of the Offeror dated March 31, 2010 setting forth the terms and conditions of the Offer;
“Offeror” means 7293411 Canada Inc.;
“Ogilvy Renault” means Ogilvy Renault LLP;
“OMSI” means Optimal Merchant Services Inc.;
“Optimal” or the “Corporation” means Optimal Group Inc.;
“Options” means options to purchase Shares under the Stock Option Plan;
“Order” means any order, judgment, injunction, award, decree or writ of any Governmental Entity;
“Parties” means the Corporation and the Offeror;
“Person” includes an individual, sole proprietorship, partnership, limited partnership, association, corporation, company, limited liability company, unincorporated association, unincorporated syndicate or organization, trust, body corporate, joint venture, business organization, trustee, patrimony by appropriation, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;
“Proposal” means the Initial Proposal and the Second Proposal;
“PwC” means PricewaterhouseCoopers LLP;
“PwC Engagement Letter” means the engagement letter dated January 14, 2010 between PwC and the Corporation;
“Releasees” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Relationship Between the Offeror and Directors and Officers – Settlement Agreement”;

“Releasors” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Relationship Between the Offeror and Directors and Officers – Settlement Agreement”;
“Schedule 13E-3” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Other Matters”;
“Schedule 14D-9” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Other Matters”;
“SEC” means the United States Securities and Exchange Commission;
“Second Proposal” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Background to the Offer”;
“Securities Act” means the Securities Act (Québec), and the rules and regulations made thereunder, and published policies in respect thereof, as now in effect and as they may be promulgated, published or amended from time to time;
“SEDAR” means the System for Electronic Document Analysis and Retrieval;
“Senior Management” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Background to the Offer”;
“Settlement Agreement” means the settlement agreement, dated March 16, 2010, entered into by and among the Offeror, Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler, and with Optimal intervening;
“Severance Payments” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Relationship Between the Offeror and Directors and Officers – Settlement Agreement”;
“Shareholders” means holders of the Shares other than the Offeror, its affiliates and associates;
“Shares” means the issued and outstanding Class “A” shares of Optimal;
“Special Committee” means the special committee of independent directors of the Corporation;
“Stock Option Plan” means the stock option plan of the Corporation adopted on February 7, 1997, as amended in April 2000 and October 2001;
“Subsequent Acquisition Transaction” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Support Agreement – Compulsory Acquisition and Subsequent Acquisition Transaction”;
“subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus and Registration Exemptions, as amended or replaced from time to time;
“Superior Proposal” means an Acquisition Proposal made by a third party to Optimal in writing that the Board of Directors determines in good faith, after consultation with its financial and legal counsels, is more favourable to Shareholders from a financial point of view than the Offer, taking into account the form and amount of consideration, the likelihood and timing of completion and the other terms thereof; provided, however, that for the purpose of this definition, “Acquisition Proposal” will have the meaning set forth above, except that the references to “20% or more” will be deemed to be references to “a majority of”;
“Support Agreement” means the support agreement entered into by and among the Offeror and Optimal dated as of March 16, 2010;
“Transaction” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Arrangements Between the Offeror and Security Holders of Optimal – Loan Agreement and Escrow Agreement”;

“Termination Payment” means an amount equal to $500,000;
“UBC” means United Bank Card, Inc.
“Valuation” means the formal valuation of the Shares prepared by PwC as required by MI 61-101, a summary of which is set forth in the section of this Directors’ Circular entitled “Summary of Valuation and Fairness Opinion – Valuation”; and
“Warrants” means warrants to purchase Shares.

DIRECTORS’ CIRCULAR
     This Directors’ Circular is issued by the Board of Directors in connection with the Offer made by the Offeror, a corporation established by Mr. Richard Yanofsky, President of WowWee Canada Inc., to the Shareholders, to purchase all of the outstanding Shares, including Shares issuable upon the conversion, exchange or exercise of Options and Warrants, at a price of $2.40 per Share in cash, upon the terms and subject to the conditions set forth in the Offering Circular. The Offer expires at 5:00 p.m. (Montréal time) on May 6, 2010 unless the Offer is withdrawn or extended by the Offeror. Reference should be made to the Offering Circular for full details and the terms and conditions of the Offer.
THE DIRECTORS OF OPTIMAL
     The current directors of Optimal are Mr. Tommy Boman, Mr. James S. Gertler, Mr. Jonathan J. Ginns, Mr. Henry M. Karp, Mr. Thomas D. Murphy, Mr. Holden L. Ostrin and Mr. Neil S. Wechsler.
     Both Mr. Holden L. Ostrin and Mr. Neil S. Wechsler formally declared their respective interests in and did not participate in deliberations on, and abstained from voting in respect of resolutions relating to, the Offer. See “Arrangements between the Offeror and Directors and Officers of Optimal”.
BACKGROUND TO THE OFFER
     Optimal was formed in 1984 and is incorporated under the CBCA. Optimal operates in the consumer robotic, toy and entertainment product segment through WowWee (a business segment comprised of WowWee Group Limited, WowWee Canada Inc., WowWee USA, Inc. and WW Sablon Holdings). Prior to 2009, Optimal also operated in the payment processing segment, which is now primarily considered by Optimal to be a discontinued operation. Through OMSI. (formerly Optimal Payments Corp.), Optimal processes credit card payments for a portfolio of small and medium-sized retail point-of-sale merchants and continues to receive residual payments from a second portfolio.
     The Offeror is a corporation established by Mr. Richard Yanofsky, President of WowWee Canada Inc. for the purposes of making the Offer.
     In October 2009, Mr. Richard Yanofsky approached certain senior officers of the Corporation about the possibility of acquiring the assets of the WowWee business. Mr. Richard Yanofsky had come to the conclusion that having WowWee as part of Optimal was no longer beneficial to his interests and that a transaction of this nature would also be beneficial to all Shareholders given Optimal’s deteriorating share price. No proposal or offer was made at that time.
     On November 25, 2009, Mr. Richard Yanofsky, on behalf of a corporation to be incorporated, submitted a non-binding indicative proposal to the Board of Directors concerning the acquisition of all of the issued and outstanding voting securities and all of the issued and outstanding securities convertible into voting securities of Optimal (the “Initial Proposal”) at a price to be determined following discussions with the Board of Directors and completion of a formal valuation of the Shares.
     On November 30, 2009, at a meeting of the Board of Directors, the directors discussed the Initial Proposal and other strategic alternatives available to the Corporation. During that meeting, Mr. Holden L. Ostrin, Co-Chairman of the Corporation, and Mr. Neil S. Wechsler, Co-Chairman and Chief Executive Officer of the Corporation, advised the Board of Directors that they were in discussions with Mr. Richard Yanofsky regarding a potential transaction whereby they and Mr. Gary S. Wechsler, Treasurer and Chief Financial Officer of the Corporation, would, in order to facilitate the completion of the Offer, accept certain assets of the Corporation in satisfaction of their Severance Payments that would become due upon termination of their employment following a change of control transaction. The Board of Directors then discussed the need to establish an independent committee of the Board of Directors in order to review the Initial Proposal and other related matters in light of Messrs. Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler’s (“Senior Management”) discussions with Mr. Richard Yanofsky.

     On December 2, 2009, Mr. Richard Yanofsky, again on behalf of a corporation to be incorporated, sent a second letter to the Board of Directors, this time providing an indicative price of 20-30% above the then current market price (the “Second Proposal” and together with the Initial Proposal, the “Proposal”).
     On December 2, 2009, the Board of Directors determined that it was appropriate and in the best interests of the Corporation to establish the Special Committee to evaluate all strategic options available to the Corporation, including but not limited to the Proposal, and make recommendations in that regard to the Board of Directors. The Special Committee comprised Messrs. Tommy Boman (Chairman), James S. Gertler, Jonathan J. Ginns and Thomas D. Murphy, being directors who did not have a material interest in the potential going-private transaction involving Mr. Richard Yanofsky. Mr. Henry M. Karp preferred not to be a member of the Special Committee because of his personal relationship with Senior Management.
     The Board of Directors, among other things, authorized the Special Committee to retain legal and financial advisors and to determine such advisors’ fees and other retainer terms. The Board of Directors also authorized the Special Committee to develop a mandate setting out its duties, responsibilities and procedures.
     Following its formation and the establishment of its mandate, the Special Committee met on December 3, 2009 to address organizational matters including the selection of its legal counsel. After considering several firms, the Special Committee retained Ogilvy Renault as its legal counsel.
     On December 10, 2009, the Special Committee held a meeting with its legal counsel to (i) review the Proposal and draft response letter, (ii) discuss a memorandum prepared by its legal counsel and circulated to the members of the Special Committee on December 9, 2009, outlining the duties and responsibilities of the members of the Special Committee and (iii) discuss the hiring of financial advisors.
     On December 14, 2009, the Special Committee responded in writing to the Proposal. In its letter, the Special Committee informed Mr. Richard Yanofsky that the Board of Directors had formed the Special Committee to consider and address the strategic options available to the Corporation, and that the Special Committee had retained Ogilvy Renault to act as its legal counsel and was seeking to engage financial advisors. The Special Committee requested certain additional information regarding the Proposal and confirmed that once the Special Committee had received the requested information, it would proceed diligently to consider any such proposal in accordance with its fiduciary duties. The Special Committee also requested that Mr. Richard Yanofsky refrain from communicating with the Corporation’s employees, suppliers and customers regarding the matters outlined in its letters, and continue to act, in his capacity as a senior officer of the Corporation, in the best interests of the Corporation.
     On this same date, the Special Committee also sent a letter to Senior Management requesting that they direct any proposals to acquire assets or shares of the Corporation to Mr. Tommy Boman, as Chairman of the Special Committee.
     On December 18, 2009, the Special Committee received a letter from the Offeror in response to the Special Committee’s letter of December 14, 2009. In its letter, the Offeror responded to the Special Committee’s requests for additional information by indicating that, subject to due diligence and preparation of a formal valuation of the Shares, (i) the Offer would be to purchase all of the Shares at a price of $2.40 per Share in cash, and (ii) the Offeror would, at Closing, cause the Corporation to terminate Senior Management’s employment and that it would have the option to either cause the Corporation to pay Senior Management the Severance Payments they are entitled to pursuant to their respective Employment Agreements in cash, or transfer the legacy payments business of OMSI to Senior Management. The Offeror included a copy of a financing commitment from M. Francis Choi in the amount of $15 million to finance the Offer (the “Financing Commitment”).
     On December 21, 2009, the Special Committee held a meeting at which its legal counsel attended. During this same meeting, the Special Committee (i) discussed a memorandum prepared by its legal counsel regarding the relevant provisions of the directors and officers insurance policy in the context of the contemplated transaction, (ii) reviewed the response letter from the Offeror dated December 18, 2009, as well as the Financing Commitment, (iii) discussed the engagement of financial advisors and their potential mandates, and (iv) discussed the content of a draft response letter to the Offeror.

     On December 22, 2009, the Special Committee responded in writing to the Offeror’s letter of December 18, 2009, and advised it that (i) the Special Committee was in the process of retaining the services of financial advisors to consider the Proposal and review the strategic alternatives available to the Corporation and that the Special Committee would not be in a position to discuss timing and process issues until it had received advice from its financial advisor, (ii) any fees and expenses of the independent valuator would be paid by Mr. Richard Yanofsky and guaranteed by Mr. Francis Choi, (iii) the Special Committee would need to better understand the impact of the severance packages of Senior Management and the value attributed by Mr. Richard Yanofsky to OMSI’s payments business, (iv) the Special Committee would require additional information regarding the shareholders of the Offeror, and confirmation as to whether any officer of the Corporation or its subsidiaries would be “acting jointly or in concert” with the Offeror as determined in accordance with Multilateral Instrument 62-104 – Take-Over Bids and Issuer Bids, and (v) the Special Committee was of the view that the Financing Commitment did not provide the necessary comfort that the Offeror had adequate financing to fund the proposed transaction, and that the Special Committee would require evidence of equity and debt financing sufficient to finance an offer price of $2.40 per Share.
     On December 26, 2009, the Special Committee received a letter from the Offeror dated as of December 25, 2009 in response to the Special Committee’s letter of December 22, 2009. In its letter, the Offeror confirmed that it would pay all fees and expenses of the independent valuator. The Offeror also indicated, inter alia, that (i) Mr. Francis Choi had committed to provide the required funds to purchase the Shares, and (ii) the Financing Commitment would be sufficient to cover the full cost of the proposed offer price plus all of the Offeror’s expenses related to the Offer, including the cost of the independent valuation. The Offeror also requested that the full proceeds of Mr. Francis Choi’s loan or an irrevocable letter of credit be deposited in escrow with FMC, counsel to the Offeror.
     On December 31, 2009, the Special Committee responded in writing to the Offeror’s letter of December 25, 2009. In its letter, the Special Committee indicated that it (i) was in the process of retaining the services of financial advisors, and (ii) would not be in a position to confirm fees applicable to the formal valuation until it had retained a valuator and requested confirmation from the Offeror that it would pay any applicable fees and expenses of the valuator retained by the Special Committee. The Special Committee also requested that Mr. Richard Yanofsky confirm when the full proceeds of Mr. Francis Choi’s loan or an irrevocable letter of credit were deposited in escrow with FMC.
     On January 4, 2010, the Special Committee held a meeting at which its legal counsel attended. During this meeting, the Special Committee discussed the engagement of financial advisors for two potential mandates: (i) a financial advisor to the Corporation to assist the Special Committee in reviewing the Proposal and other strategic alternatives, and (ii) a business valuator to prepare the formal valuation that may be required under MI 61-101. Following discussion among the attendees, the Special Committee agreed to discuss with Genuity their engagement as financial advisor.
     On January 7, 2010, the Special Committee held a meeting at which its legal counsel and Genuity attended. At this meeting, the attendees discussed the potential engagement of Genuity as financial advisor.
     On January 11, 2010, Senior Management presented a review and status update on Optimal’s business and financial situation to the Board of Directors.
     On January 12, 2010, the Special Committee held a meeting at which its legal counsel attended. During this meeting, the Special Committee discussed the engagement of Genuity as financial advisor and the engagement of an independent valuator. The Special Committee decided, subject to agreeing on the terms and conditions of an engagement letter, to retain Genuity as financial advisor. The Special Committee also discussed the possibility of hiring an independent valuator after receiving input from Genuity.
     Between January 7 and January 13, 2010, several discussions took place between the Special Committee, the Special Committee’s legal counsel and Genuity regarding the terms and conditions of Genuity’s engagement. The Genuity Engagement Letter was signed on January 13, 2010.

     During this same period, the Special Committee considered the engagement of PwC as independent valuator and the terms of their engagement and the services to be provided. The Special Committee decided to engage PwC as independent valuator and, following discussions with PwC in this respect, the PwC Engagement Letter was signed on January 14, 2010.
     Also on January 14, 2010, the Special Committee held a meeting at which its legal counsel, Canadian legal counsel to the Corporation, Stikeman Elliott LLP, Genuity and PwC attended. During this meeting, the Special Committee discussed the process for providing information regarding the Corporation and its subsidiaries to PwC and Genuity.
     On January 14, 2010, the Special Committee sent a letter to Mr. Richard Yanofsky confirming that the Special Committee had engaged Genuity as financial advisor to the Corporation and the Special Committee for purposes of reviewing the Proposal and assessing other strategic alternatives available to the Corporation. In its letter, the Special Committee also confirmed that it had engaged PwC as independent valuator to prepare a formal valuation of the current fair market value of the Shares in accordance with MI 61-101.
     On January 19, 2010, legal counsel to the Offeror delivered a draft support agreement (the “Draft Support Agreement”) to the Special Committee and its advisors.
     On January 20, 2010, the Special Committee sent a letter to the Offeror and its legal counsel following receipt of the Draft Support Agreement reiterating that (i) the Special Committee had retained Genuity to act as financial advisor, (ii) Genuity’s work was on-going, and (iii) once Genuity completed its work, the Special Committee would decide whether it is in the best interests of the Corporation to consider the Draft Support Agreement.
     On January 21, 2010, the Special Committee received a letter from the Offeror in response to the Special Committee’s letter of January 20, 2010. In its letter, the Offeror, among other things, (i) indicated that management of the Corporation had cooperated with all the requests of Genuity and PwC necessary to complete their review, (ii) requested confirmation as to when the Special Committee would be in a position to provide comments on the Draft Support Agreement, (iii) reminded the Special Committee that it was its responsibility to supervise the preparation of a formal valuation and to use its best efforts to ensure that the formal valuation be completed in a timely manner, and requested confirmation as to when feedback on the formal valuation of the Corporation would be available to the Special Committee, and (iv) indicated that while Mr. Francis Choi agreed to extend his deadline for the execution of a support agreement, the Financing Commitment was not going to be for an indefinite period.
     On January 27, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to the Corporation, Genuity and PwC attended. The main purposes of the meeting were to (i) receive a status report from PwC on their valuation work, and (ii) receive a status report on Genuity’s analysis of the Proposal and preliminary views on the Corporation’s strategic alternatives. The Special Committee members all agreed and directed Genuity to contact Mr. Richard Yanofsky following the meeting to discuss the Proposal.
     Genuity and counsel to the Corporation met with Mr. Richard Yanofsky and the Offeror’s legal counsel on January 28, 2010 to discuss the Proposal and possible alternatives available to the Corporation. At that meeting, Mr. Richard Yanofsky expressed a willingness to include a “go-shop” provision in the Draft Support Agreement.
     On February 1, 2010, the Special Committee received a letter from the Offeror, dated as of January 27, 2010. In that letter, among other things, the Offeror advised the Special Committee that it decided to amend the Proposal and extend the deadline for accepting its terms. The letter indicated that, in the view of the Offeror, given: (i) the Corporation’s continuing losses and costs and expenses relating to the sale process; (ii) that as at the close of business on January 26, 2010, the Shares of the Corporation were trading at a price of $1.66 per share, under the new proposal the price per Share that the Offeror would be prepared to offer Shareholders would be $2.20 per Share, with all other terms and conditions of the Proposal remaining unchanged (the “New Proposal”). The New Proposal was to expire automatically, if not agreed to and accepted by the Board of Directors prior to 5:00 p.m. on February 3, 2010.

     On this same date, representatives from Genuity met with Mr. Richard Yanofsky and his legal counsel to understand Mr. Richard Yanofsky’s view on values for the Corporation and its assets. In addition, Genuity and Mr. Richard Yanofsky discussed a “go-shop” period. Mr. Richard Yanofsky did not oppose this concept and its eventual inclusion into the Draft Support Agreement. Genuity also expressed its concern about the New Proposal, namely the revised offer price of $2.20 per Share and indicated that the Special Committee would likely not support the New Proposal.
     On February 2, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to the Corporation and Genuity attended. The main purposes of the meeting were to receive an update from Genuity on their analysis of the New Proposal and their views on the Corporation’s strategic alternatives. The Special Committee agreed that it would wait for PwC’s preliminary views on the valuation before directing Genuity towards a specific alternative.
     On February 4, 2010, Genuity met with Mr. Richard Yanofsky to discuss possible alternatives that the Special Committee was assessing.
     On this same date, Genuity met with Mr. Holden L. Ostrin and his legal counsel to understand the rationale for Senior Management’s arrangements and the severance packages. Genuity proposed to Mr. Holden L. Ostrin that Senior Management agree to accept such arrangements from any other potential bidder.
     On February 5, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to the Corporation, Genuity and PwC attended. The purpose of the meeting was to allow PwC to present its initial preliminary report on the valuation of the fair market value of the Shares.
     On February 10, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to the Corporation, Genuity and PwC attended. The main purpose of the meeting was to receive an update from PwC on its preliminary report on the valuation of the fair market value of the Shares. Genuity advised the Special Committee that it should meet with Mr. Richard Yanofsky to discuss the proposed offer price and obtain his commitment on a “go-shop” clause in the Support Agreement. The Special Committee members unanimously agreed with Genuity’s suggested approach.
     On February 11, 2010, Genuity addressed with Mr. Richard Yanofsky the points discussed with the Special Committee the day before.
     On February 12, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to the Corporation and Genuity attended. The main purpose of the meeting was to have Genuity report on their most recent discussions with Mr. Richard Yanofsky and to discuss legal counsel’s comments on the Draft Support Agreement, which were circulated to the members of the Special Committee prior to the meeting.
     Between January 21, 2010 and February 16, 2010, legal counsel to the Special Committee and legal counsel to the Corporation reviewed and shared comments on the Draft Support Agreement.
     On February 17, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to the Corporation and Genuity attended. The main purpose of the meeting was to update the Special Committee on Genuity’s latest discussions with Mr. Richard Yanofsky and on the negotiations surrounding the Draft Support Agreement.
     On February 19, 2010, Genuity requested an update from the Offeror’s legal counsel about the points discussed with Mr. Richard Yanofsky on February 11, 2010.
     On February 22, 2010, legal counsel to the Offeror sent a draft of the loan agreement between the Offeror and Mr. Francis Choi to the Corporation’s legal counsel and legal counsel to Senior Management. Legal counsel to the Corporation and legal counsel to the Special Committee exchanged comments on such draft loan agreement on February 23, 2010.

     On a conference call held on March 2, 2010, Mr. Richard Yanofsky, Genuity and some members of the Special Committee discussed the latest arrangement between the Offeror and Senior Management regarding their severance arrangements.
     On March 4 and 5, 2010, Genuity spoke with the Offeror’s legal counsel about the offer price and the terms of the “go-shop” clause of the Draft Support Agreement.
     Throughout the period, the Offeror and Senior Management were negotiating, directly and through their respective legal counsel, the proposed arrangement with Senior Management with regards to their severance entitlements.
     Between February 16, 2010 and March 16, 2010, legal counsel to the Special Committee, legal counsel to the Corporation and legal counsel to the Offeror negotiated the terms of the Draft Support Agreement.
     On March 9, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to the Corporation, Genuity and PwC attended. The main purpose of the meeting was to allow PwC to present a draft report of its formal valuation of the fair market value of the Shares. On this same date, a draft of PwC’s valuation report was sent to the legal counsel to the Offeror.
     Between March 11, 2010 and March 16, 2010, legal counsel to the Offeror circulated drafts of the Settlement Agreement to legal counsel to the Special Committee and legal counsel to the Corporation.
     During the course of March 15 and March 16, 2010, Mr. Richard Yanofsky, along with his legal counsel, had several discussions with Genuity, wherein Mr. Richard Yanofsky suggested that the offer price would be $2.30 per Share and that this message should be conveyed to members of the Special Committee. Genuity stated that an offer of $2.30 per Share would not be acceptable to the Special Committee. After much deliberations, Mr. Richard Yanofsky tabled an offer of $2.40 per Share as he felt it was beneficial to have the Board of Directors support the offer.
     On March 16, 2010, a revised draft of the Valuation was sent to the Special Committee members. PwC’s conclusion contained in the Valuation indicated a valuation range from $2.01 to $2.55.
     On March 16, 2010, the Special Committee held a meeting at which its legal counsel, legal counsel to the Corporation, Genuity and PwC attended. The main purposes of the meeting were to (i) discuss the final Draft Support Agreement, (ii) discuss the Settlement Agreement, (iii) allow PwC to present its final draft Valuation, (iv) allow Genuity to present its Fairness Opinion, (v) approve the press release announcing the execution of the Support Agreement, and (vi) approve a resolution recommending that the Board of Directors (a) make a recommendation that all Shareholders accept the Offer, (b) authorize the Corporation to enter into the Support Agreement and (c) authorize the Corporation to intervene to the Settlement Agreement, as well as mandating Genuity to actively solicit competing acquisition proposals from third parties.
     As well, on March 16, 2010, the Offeror and the Corporation executed the Support Agreement. On this same date, the Offeror and Senior Management executed the Settlement Agreement, to which the Corporation intervened.
     On March 17, 2010, a press release announcing the entering into of the Support Agreement by the Corporation and the Offeror was issued.
RECOMMENDATION OF THE SPECIAL COMMITTEE
     The Special Committee has unanimously concluded, based on the considerations below, that the Offer is fair from a financial point of view to Shareholders (other than the Offeror and its Joint Actors) and has recommended that the Board of Directors recommend that Shareholders accept the Offer and tender their Shares to the Offer.

Reasons for Recommendation
     In reaching its conclusion that the Offer is substantively fair to the Shareholders (other than the Offeror and its Joint Actors), the Special Committee considered a number of factors including, among others, the following:
1.	Attractive Offer: The $2.40 per Share cash consideration offered under the Offer represents a premium of approximately 47% over the average closing price of the Shares for the past 20 trading days and a premium of 50% over the closing price of the Shares of $1.60 on the NASDAQ on March 16, 2010, the last trading day prior to the announcement that the Support Agreement had been entered into.

2.	Fairness Opinion: Genuity has provided the Fairness Opinion to the Board of Directors and to the Special Committee concluding that, based upon and subject to the analyses, assumptions, qualifications and limitations set out in such opinion and as of the date thereof, the consideration offered pursuant to the Offer is fair, from a financial point of view, to all the Shareholders (other than the Offeror and its Joint Actors).

3.	The Valuation: PwC provided the Valuation, concluding that, based on the information considered and valuation approaches utilized, the fair market value of the Shares, as at December 31, 2009, was in the range of $2.01 to $2.55 per Share. The $2.40 per Share cash consideration offered under the Offer is at the higher end of this value range.

4.	Reasonableness of the Support Agreement: The terms and conditions of the Support Agreement, which were reviewed by the Special Committee in consultation with its legal counsel, were determined to be fair and reasonable and were the result of arm’s-length negotiations between the Parties.

5.	Ability to Solicit and Respond to Superior Proposals: Under the Support Agreement, the Board of Directors has retained the ability to solicit and respond to proposals that may deliver greater value to Shareholders than the Offer, provided that it offers the Offeror the right to match any Superior Proposal and pays to the Offeror the Termination Payment in the event that it terminates the Support Agreement in certain circumstances or changes its recommendation in respect of the Offer. In the view of the Board of Directors, the amount payable as the Termination Payment would not preclude an unsolicited third party from making a Superior Proposal. Optimal, through its financial advisor, will conduct a thorough review process to identify potential parties interested in acquiring all of the Shares. The strategic alternatives review process will include contacting potential purchasers to determine whether they are interested in acquiring Optimal.

6.	All-Cash Consideration: The cash consideration offered under the Offer provides immediate value and liquidity. Shareholders will be able to immediately realize fair value for their investment and the payment in cash provides certainty of value for their Shares.

7.	Likelihood of Completion: There is a strong probability that the transactions contemplated in the Support Agreement will be completed because, among other things, the Offer is not subject to due diligence or financing conditions and the Offeror has the fully committed equity and debt capital sufficient to fund the entire consideration payable for the Shares.
     The Special Committee believes that the Offer is procedurally fair to Shareholders (other than the Offeror and the Joint Actors) for the following reasons:
1.	Retention of Independent Advisors: The Special Committee retained independent financial and legal advisors. The Special Committee has expressly adopted the analysis and the opinion of each of Genuity and PwC, among other factors, in reaching its determination.

2.	Detailed Review and Arm’s Length Negotiations: The Special Committee, with assistance from its legal and financial advisors, conducted an extensive review of the Proposal and the New Proposal and conducted arm’s length negotiations with the Offeror and Mr. Richard Yanofsky of the key economic terms of the Offer and oversaw the negotiation of the other material terms of the Support Agreement.
3.	Obtained Best Price: After negotiations with the Offeror and Mr. Richard Yanofsky in which the Special Committee sought improved financial terms, the Special Committee concluded that $2.40 per Share was the highest price that could be obtained from the Offeror and that, based on Mr. Richard Yanofsky’s unequivocal statements with respect to the consideration offered under the proposed transaction, further negotiation could have caused the Offeror to withdraw its proposal, thereby leaving Shareholders without an opportunity to evaluate the Offer and tender their Shares.

4.	Ability to Solicit and Respond to Superior Proposals: Under the Support Agreement, the Board of Directors has retained the ability to solicit and respond to proposals that may deliver greater value to Shareholders than the Offer, provided that it offers the Offeror the right to match any Superior Proposal and pays to the Offeror the Termination Payment in the event that it terminates the Support Agreement in certain circumstances or changes its recommendation in respect of the Offer. In the view of the Board of Directors, the amount payable as the Termination Payment would not preclude an unsolicited third party from making a Superior Proposal. Optimal, through its financial advisor, will conduct a thorough review process to identify potential parties interested in acquiring all of the Shares. The strategic alternatives review process will include contacting potential purchasers to determine whether they are interested in acquiring Optimal.

5.	Sufficient Time to Consider Offer: Shareholders will have sufficient time to make a decision whether or not to tender their Shares because the Offer will remain open for 35 calendar days (unless extended by the Offeror).
     The Special Committee also considered a number of risks and potential negative factors relating to the Offer, including the following:
1.	The fact that, if the Offer is successfully completed, Optimal will no longer exist as an independent public company and the consummation of the Offer will eliminate the opportunity for Shareholders (other than the Offeror and its Joint Actors) to participate in the longer term potential benefits of the business of Optimal to the extent that those benefits exceed those potential benefits reflected in the consideration to be received in the Offer.

2.	The fact that the transaction contemplated in the Offer will be taxable to Shareholders and, as a result, Shareholders will generally be required to pay taxes on any gains that result from the receipt of the consideration for their Shares.
RECOMMENDATION OF THE BOARD OF DIRECTORS
     The voting members of the Board of Directors (consisting of Mr. Tommy Boman, Mr. James S. Gertler, Mr. Jonathan J. Ginns, Mr. Henry M. Karp and Mr. Thomas D. Murphy) have unanimously concluded that, based on the recommendation of the Special Committee and the considerations above, the consideration offered under the Offer is fair from a financial point of view to Shareholders (other than the Offeror and its Joint Actors) and recommend that Shareholders accept the Offer and tender their Shares to the Offer. The voting members of the Board of Directors approved the entering into of the Support Agreement on March 16, 2010.
     Both Mr. Holden L. Ostrin and Mr. Neil S. Wechsler formally declared their respective interests in and did not participate in deliberations on, and abstained from voting in respect of resolutions relating to, the Offer. See “Arrangements between the Offeror and Directors and Officers of Optimal”.
     In adopting the Special Committee’s recommendation and concluding that the Offer is substantively and procedurally fair to Shareholders (other than Offeror and its Joint Actors) and that the transaction is in the best interest of Optimal, the Board of Directors considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above and adopted the Special Committee’s analyses in their entirety.

     In reaching its determination, the Special Committee and the voting members of the Board of Directors also considered and evaluated, among other things: information concerning the business, operations, property, assets, financial condition, operating results and prospects of Optimal; current industry, economic and market circumstances and trends and their informed expectations as to the prospects for Optimal’s business, and historical market prices and trading information with respect to the Shares.
     The foregoing discussion of the factors reviewed by the Special Committee and the voting members of the Board of Directors is not intended to be exhaustive, but addresses the material information and factors considered by the Special Committee and the voting members of the Board of Directors in its review and consideration of the Offer. In view of the wide variety of factors considered in connection with their evaluation of the Offer, neither the Special Committee nor the voting members of the Board of Directors found it practicable to, and therefore did not, quantify or otherwise assign relative weight to specific factors or methodologies in reaching their conclusions. In addition, individual members of the Special Committee and the individual voting members of the Board of Directors may have given different weight to different factors.
     Shareholders should consider the Offer carefully and make their own decision as to acceptance or rejection of the Offer. A Shareholder who is in doubt as to how to respond should consult with its own investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Shareholders are advised that acceptance of the Offer may have tax consequences and they should consult their own professional tax advisors.
     Shareholders are advised that acceptance of the Offer may have tax consequences and they should consult their own professional tax advisors.
     The recommendation of the voting members of the Board of Directors is not, and is not intended to be, investment advice to any particular Shareholder. Each Shareholder’s circumstances are different. Each Shareholder should consider the Offer carefully and come to its own conclusions as to acceptance or rejection of the Offer. A Shareholder who is in doubt as to how to respond should consult with its own investment dealer, stockbroker, bank manager, lawyer or other professional as to how to respond to the Offer having regard to its own particular circumstances.
INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND OTHERS IN THE TRANSACTION
     Holden L. Ostrin, Co-Chairman of Optimal, Neil S. Wechsler, Co-Chairman and Chief Executive Officer of Optimal, and Gary S. Wechsler, Treasurer and Chief Financial Officer of Optimal, entered into the Settlement Agreement with the Offeror. See “Relationship Between the Offeror and Directors and Officers of Optimal – Settlement Agreement”.
     Richard Yanofsky, President of WowWee Canada Inc., Peter Yanofsky, President of WowWee USA Inc. and Eric Lau Tung Ching, Chief Operating Officer of WowWee Group Limited are acting jointly and in concert with the Offeror. See “Arrangement Between the Offeror and Security Holders of Optimal – Joint Bid Agreement”.
     As a result, Holden L. Ostrin, Neil S. Wechsler, Gary S. Wechsler, Richard Yanofsky, Peter Yanofsky and Eric Lau Tung Ching have a substantial conflict of interest with respect to the Offer. You are urged to read this Directors’ Circular, the Schedule 14D-9 and related materials carefully and in their entirety before deciding whether to tender your Shares.
SUMMARY OF VALUATION AND FAIRNESS OPINION
     The following constitutes only a summary of each of the Valuation and the Fairness Opinion. The Fairness Opinion has been prepared for the use of the Special Committee and the Board of Directors and for inclusion in the Offering Circular and this Directors’ Circular. The Valuation has been prepared for the use of the Special Committee and the Board of Directors and to be made available for inspection or to be sent to any securityholder of Optimal upon request. Each of the Valuation and the Fairness Opinion may not be used or relied upon by any other Person without the express prior written consent of PwC or Genuity, respectively. PwC and Genuity believe that their analyses must be considered as a whole. Selecting portions of their analyses or the factors considered by PwC or Genuity, respectively, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation and the Fairness Opinion. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The following summaries are qualified in their entirety by the full text of the Valuation and the Fairness Opinion. The Valuation has been filed by Optimal with the Canadian and United States securities authorities and is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar. The Fairness Opinion is appended hereto as Schedule “A”. Capitalized terms used below and not otherwise defined in this Directors’ Circular are defined in the Valuation and the Fairness Opinion.
     Shareholders are urged to read the full text of the Fairness Opinion and the Valuation.
Valuation
     Engagement of PwC
          PwC was retained as financial advisor to the Special Committee for the purposes of, among other things, preparing and delivering to the Special Committee the Valuation. Accordingly, Optimal and PwC entered into the PwC Engagement Letter. In accordance with MI 61-101, the Offeror agreed to pay the fees and expenses of PwC relating to the Valuation. See “Background to the Offer”.
     Credentials of PwC
          PwC is a global network which provides industry-focused assurance, tax and advisory services to build public trust and enhance value for clients and their stakeholders. PwC’s valuation practice has broad experience in completing and defending, when necessary, assignments involving the valuation of companies and assets for various purposes, including transactions subject to public scrutiny, financial reporting matters, the sale or purchase of an entity or assets by related parties, assistance in resolving shareholders’ disputes, tax based corporate reorganizations and mergers and acquisitions activity.
     Independence of PwC
          PwC is not an associated or affiliated entity or issuer insider (as those terms are defined in MI 61-101) of Optimal or any member of senior management of Optimal (“Management”). PwC has not provided any financial advisory, audit or soliciting dealer services or participated in any financing involving the Corporation in the past two years other than the services provided under the PwC Engagement Letter. There are no understandings, agreements or commitments between PwC and Optimal or its related parties with respect to future business dealings. PwC may, in the future, in the ordinary course of its business, provide professional services to Optimal. The fees payable to PwC pursuant to the PwC Engagement Letter are not contingent, in whole or in part, on the conclusions reached in the Valuation or the successful completion of the Offer. PwC has confirmed to the Special Committee that, to the best of its knowledge, it has no reason to believe that it was not independent for the purposes of MI 61-101.
     Scope of Review
          In preparing the Valuation, PwC reviewed and relied upon the financial documentation and other information, all as detailed in the Valuation. In addition, PwC obtained information regarding the Corporation, business and industry through meetings and discussions with senior members of Management of Optimal, Mr. Richard Yanofsky as President of WowWee Canada Inc., and the Special Committee.
     Restrictions, Limitations and Assumptions
          In accordance with the PwC Engagement Letter, PwC has relied upon, and has assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by it from public sources or provided by Optimal, advisors and representatives including information, data, and other materials filed on EDGAR and SEDAR (collectively, the “Information”). The Valuation is conditional upon the completeness, accuracy and fair presentation of the Information. Subject to the exercise of its professional judgment, PwC has not attempted to verify independently the completeness, accuracy or fair presentation of the Information.
          The Chief Financial Officer of Optimal has represented to PwC in a representation letter dated March 16, 2010 that, to the best of his knowledge and belief:
i)	With respect to any portions of the Information that constitute forecasts, projections or estimates provided to PwC in connection with its engagement, such forecasts, projections or estimates (“FOFI”) (a) were prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of the Corporation; (b) were prepared using assumptions which were reasonable on the date such FOFI was prepared, having regard to the industry, business, financial condition, plans and prospects of the Corporation and its subsidiaries, and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such FOFI (as of the date of the preparation thereof) not misleading in light of the circumstances in which such FOFI was provided to PwC.

ii)	To the extent that any of the Information is historical, there have been no changes or occurrences since the respective dates thereof that render, or could reasonably be expected to render, any of that Information untrue or misleading in any material respect that have not been generally disclosed and reflected in documents filed on EDGAR or disclosed by the Corporation to PwC in connection with its engagement or updated by more current information, data or other material provided to PwC.

iii)	Since the dates on which the Information was provided to PwC, no major contract has been entered into or contemplated by the Corporation, and there is no plan or proposal for any restructuring of, or material changes in, the business or affairs of the Corporation which has not been disclosed to PwC or otherwise publicly disclosed and reflected in documents filed on EDGAR or SEDAR, other than the transactions contemplated by the Proposed Transaction.

iv)	The Corporation has no material contingent liabilities or assets other than as disclosed in the Information.

v)	Except as publicly disclosed and reflected in documents filed on EDGAR or SEDAR or as disclosed to PwC by the Corporation in connection with its engagement:
a)	the Corporation has no plans, and Management is not aware of any circumstances or developments that could reasonably be expected to have a material effect on the assets, liabilities, financial condition, prospects or affairs of the Corporation;

b)	there are no appraisals or valuations known to Management relating to the Corporation or any of its securities or material assets that have been prepared in the preceding 24 months which have not been provided to PwC, and no valuation or appraisal relating to any of the foregoing has been commissioned by or on behalf of the Corporation or is known to Management to be in the course of preparation;

c)	no offers or negotiations relating to the purchase or sale of any material assets of the Corporation or with respect to all or a material portion of the securities of the Corporation have been made or received in the preceding 24 months which have not been disclosed to PwC; and

d)	Except as disclosed in the Information, there are no action suits, proceedings or inquiries pending or threatened against or affecting the Corporation at law or in equity or before any federal, state, provincial, municipal or other governmental department, court, commission, bureau, board, agency or instrumentality which could reasonably be expected to materially and adversely affect the Corporation.
vi)	There are no facts regarding the Corporation’s assets, liabilities, affairs, prospects or condition (financial or otherwise) that have not been disclosed to PwC in the Information that could reasonably be expected to materially affect the Corporation.

vii)	Management has reviewed PwC’s draft report dated March 12, 2010 and they are not aware of any errors of facts, omissions or misrepresentations of facts which might have a material impact on PwC’s Opinion.
          The Valuation is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the Valuation Date, and the condition and prospects, financial and otherwise, of the Corporation, as they were reflected in the Information reviewed by PwC. In its analyses and in preparing the Valuation, PwC made numerous judgments with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
          PwC expresses no opinion concerning the future trading prices of the securities of Optimal and makes no recommendation to the Minority Shareholders with respect to the Proposed Transaction.
     Definition of Fair Market Value
          For the purposes of the Valuation, fair market value means the highest price available in an open and unrestricted market between informed, prudent parties acting at arm’s length and under no compulsion to act, expressed in terms of money or money’s worth.
          This value corresponds to the “en bloc value” as at December 31, 2009. PwC did not make any modification to lower the fair market value to take into account the liquidity of the Shares or the fact that the Shares held by minority shareholders do not form part of a controlling participation.
     Valuation Methodologies
          In preparing the Valuation, PwC has selected the adjusted net asset method as the main valuation approach, given that Optimal suffered significant losses in the last two years, the difficulty for Management to accurately forecast revenues for any given year and the important cash investment required in working capital to maintain the business operations.
          In order to assess the reasonability of the adjusted net asset value of the toy business, PwC compared its implied 2010 projected EBITDA multiples with those of somewhat comparable public companies. Management’s projected EBITDA of the toy business for the year ending December 31, 2010 were adjusted upwards to reflect potential cost synergies accruing to the Offeror resulting from the privatization, including public company costs and other head office costs.
          In order to determine the fair market value of the OMSI shares, PwC used a discounted cash flow approach for the Moneris Portfolio and an adjusted net asset approach for the UBC balance of sale receivable. Other net liabilities not related to the OMSI shares were deducted to determine the value of the net assets of the payment processing business.
          In determining the fair market value of the liabilities arising from a change of control or termination of the Employment Agreements, PwC has split the severance packages in two groups: (i) the severance packages due to Senior Management; and (ii) the severance packages due to other senior management members of Optimal and its subsidiaries. PwC has determined that the fair market value of the severance package due to other senior management members of Optimal and its subsidiaries is equal to its face value. In determining the fair market value of the severance packages and other payments due to Senior Management, PwC has assumed it would be limited to the assets transferred and liabilities assumed by the Offeror in settlement of the severance packages and other payments according to the Settlement Agreement.
     Valuation Summary
          The following is a summary of the range of fair market values of the three major blocks of assets and liabilities of Optimal, as well as the Valuation as at the Valuation Date:

	FMV		$ per Share
(In thousands of USD)	Low	High	Low	High
Toy business segment net assets	19,851	20,551	3.85	3.99

Payment processing business net assets	6,759	9,329	1.31	1.81

Severance packages and other payments	(16,243)	(16,743)	(3.15)	(3.25)

FMV of Optimal Shares	10,367	13,137	2.01	2.55

     Valuation Opinion
          Based upon and subject to the matters described in the Valuation, PwC is of the opinion that, as of December 31, 2009, the fair market value of the Shares is in the range of $2.01 to $2.55 per Share.
Fairness Opinion
     Genuity delivered the Fairness Opinion dated March 16, 2010 addressed to the Special Committee and the Board of Directors to the effect that as at such date and based upon and subject to the limitations, assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering such Fairness Opinion, the offered consideration to be received by Shareholders under the Offer was fair from a financial point of view to the Shareholders, other than the Offeror and its Joint Actors.
     The full text of the Fairness Opinion is attached as Schedule A to this Directors’ Circular. Shareholders are encouraged to read the Fairness Opinion carefully and in its entirety for a description of the matters considered and limitations on the review undertaken.
     Genuity was formally engaged by the Special Committee through the Genuity Engagement Letter. Pursuant to the Genuity Engagement Letter, Genuity was engaged to act as financial advisor to Optimal and the Special Committee in connection with the Offer, including the provision of the Fairness Opinion, and to, among other things, advise Optimal and the Special Committee with respect to the strategic options available to Optimal on the terms and subject to the conditions set forth therein. The terms of the Genuity Engagement Letter provide that Genuity is to be paid a fee for its services as financial advisor, including a minimum fee payable on completion of any transaction involving Optimal, including the Offer, as well as a fee payable upon delivery of the Fairness Opinion and has been paid a monthly work fee since the execution of the Genuity Engagement Letter. In addition, Genuity is to be reimbursed for certain of its out-of-pocket expenses and to be indemnified by Optimal in certain circumstances, including liabilities under United States federal securities laws, in connection with its engagement. The terms of the fee arrangement with Genuity, which Genuity and Optimal believe are customary in transactions of this nature, were negotiated at arm’s length between Optimal and Genuity, and the Board and the Special Committee were aware of such arrangement, including the fact that a fee in connection with the delivery of the Fairness Opinion is payable to Genuity upon delivery of the Fairness Opinion.
     Genuity consented to the inclusion of the Fairness Opinion, in its entirety, together with a summary of the Fairness Opinion in the Circular.
     Neither Genuity, nor any of its affiliated entities, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the United States Securities Act of 1933, as amended, as applicable) of Optimal or the Offeror. Genuity has not been engaged to provide any financial advisory services, received any fees, nor has it participated in any financings involving Optimal or any of its respective associates or affiliates, within the past two years, other than the services provided in connection with the Offer. Genuity has been granted, subject to certain conditions, a right of first offer with respect to certain future financing transactions of Optimal and, in the event that Genuity does assist Optimal in such financing transactions, Genuity would receive compensation in connection therewith. Other than as disclosed in the preceding sentence, there are no understandings, agreements or commitments between Genuity and Optimal, or any of its respective associates or affiliates with respect to any future business dealings. However, Genuity may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Optimal or any of its respective associates or affiliates.

     Genuity, as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Genuity acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Optimal or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. Accordingly, Genuity may at any time hold a long or short position in such securities. To the extent Genuity had any such position as of the date of the Fairness Opinion, it was disclosed to the Special Committee. As an investment dealer, Genuity conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Optimal.
     Genuity is an independent investment bank providing a full range of corporate finance, merger and acquisition, financial restructuring, institutional sales and trading, and equity research services. Genuity has professionals and offices across Canada, as well as in the United States. The Fairness Opinion represents the opinion of Genuity the form and content of which have been approved for release by a committee of its principals, each of whom is experienced in merger, acquisition, restructuring, divestiture and fairness opinion matters.
     In connection with the Fairness Opinion, Genuity reviewed, analyzed, considered, and relied upon (without attempting to verify independently the completeness or accuracy thereof) or carried out, among other things, the following:
a)	A draft Support Agreement dated March 16, 2010;

b)	A draft Settlement Agreement dated March 16, 2010;

c)	Annual Reports on Forms 10-K of Optimal for the years ending December 31, 2006 — 2008;

d)	Quarterly Reports on Forms 10-Q of Optimal for the three-month periods ending March 31, 2009, June 30, 2009 and September 30, 2009;

e)	Draft interim unaudited financial reports of Optimal for the period ending December 31, 2009;

f)	Definitive proxy statement on Schedule 14A for the year ending December 31, 2008;

g)	Internal management forecasts for the year ending December 31, 2010;

h)	Internal quarterly cash flow analysis for 2010 fiscal year;

i)	The draft RSM Richter formal valuation and fairness opinion dated November 11, 2009 of the portfolio of retail point-of-sale merchants in respect of which the Company has subcontracted the management to Sterling Payment Solutions Inc. (the “Moneris Portfolio”) and proposed amendment to certain executives employment agreements;

j)	The draft formal valuation report prepared by PricewaterhouseCoopers LLP dated March 12, 2010;

k)	Public information relating to the business, operations, financial performance and stock trading history of selected public companies considered by Genuity to be relevant;

l)	Public information with respect to transactions of a comparable nature considered by

m)	Research reports relating to Optimal’s competitors and other public companies considered by Genuity to be relevant;

n)	Discussions with the Special Committee, management and legal counsel to Optimal;

o)	An organizational chart describing Optimal and its various interests in subsidiaries, affiliates, joint ventures and other operating companies;

p)	Representation letters dated the date of the Fairness Opinion provided to Genuity by senior management of Optimal;

q)	Discussions with senior management of Optimal, regarding the business plans, operations and financial forecasts for, and current financial position of Optimal;

r)	The terms of the purchase and sale option agreement with UBC dated February 2, 2009;

s)	Discussions with Optimal’s counsel and external legal counsel to Optimal with respect to various matters relating to Optimal and the Offer;

t)	A review of current capital market and equity capital market conditions; and

u)	Such other corporate, industry and financial market information, investigations and analyses as Genuity considered necessary or appropriate in the circumstances.
     Genuity has not, to its knowledge, been denied access by Optimal to any information requested by Genuity. As the auditors of Optimal declined to accept responsibility for any reliance that Genuity might place upon information provided by them as a part of any review conducted by Genuity and required that Genuity indemnify and release them as a condition to meeting with Genuity, Genuity did not meet with the auditors and has assumed the accuracy and fair presentation of, and has relied upon, the audited consolidated financial statements of Optimal and the reports of the auditors thereon.
     Genuity has not prepared a formal valuation or appraisal of Optimal or any of its respective securities or assets and the Fairness Opinion should not be construed as such. Genuity, however, conducted such analyses as it considered necessary in the circumstances. In addition, the Fairness Opinion is not, and should not be construed as, advice as to the price at which the shares of Optimal may trade at any future date prior to expiry of the Offer. Genuity was similarly not engaged to review any legal, tax or accounting aspects relating to the Offer.
     With Optimal’s permission, Genuity relied upon, and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by Genuity from public sources, or provided to Genuity by Optimal or its advisors or otherwise obtained by Genuity pursuant to its engagement, and the Fairness Opinion is conditional upon such completeness, accuracy and fair presentation. Genuity did not request to or attempt to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations nor did Genuity make any independent appraisal of the assets of Optimal. Genuity assumed that the final form of the Support Agreement and the Settlement Agreement would be substantially similar to the last draft reviewed by Genuity.
     With respect to the historical financial data, operating and financial forecasts and budgets provided to Genuity concerning Optimal and relied upon in Genuity’s financial analyses, Genuity assumed (subject to the exercise of its professional judgment) that they had been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgments of management of Optimal, having regard to Optimal’s business, plans, financial condition and prospects, and that such financial forecasts will be realized substantially in such amounts and at such times as contemplated. Genuity expresses no opinion with respect to such financial forecasts or the estimates or judgments on which they are based.

     Senior officers of Optimal have represented to Genuity in certificates delivered as of the date hereof, among other things, that (i) with the exception of the forecasts, projections, budgets and estimates referred to in such certificates, to the knowledge of such senior officers, the information, data and other material (financial and otherwise) relating to Optimal or any of its subsidiaries (the “Information”) provided orally by such senior officers or in writing by senior officers of Optimal on behalf of Optimal or any of its subsidiaries to Genuity for the purpose of preparing the Fairness Opinion (A) was, at the date the Information was provided to Genuity, and is, at the date hereof, complete, true and correct in all material respects and (B) did not and does not contain any untrue statement of a material fact, or omit to state a material fact, necessary to make the Information not misleading in light of the circumstances under which the Information was provided; (ii) since the dates on which the Information was provided to Genuity, except as disclosed orally or in writing by or on behalf of Optimal or any of its subsidiaries to Genuity, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Optimal or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the assumptions in the Fairness Opinion regarding the Information; and (iii) with respect to any portions of the Information that constitute forecasts, projections, estimates or budgets, such forecasts, projections, estimates or budgets (A) were reasonably prepared on bases reflecting the best currently available estimates and judgement of Optimal; (B) were prepared using the probable courses of action to be taken or events reasonably expected to occur during the period covered thereby; (C) were prepared using the assumptions identified therein, which in the reasonable belief of the management of Optimal are (or were at the time of preparation and continue to be) reasonable in the circumstances; (D) reasonably present the views of management of Optimal of the financial prospects and forecasted performance of Optimal and its subsidiaries and are consistent with historical operating experience and accounting policies and procedures applied by Optimal; and (E) are not, in the reasonable belief of the management of Optimal, misleading in any material respect in light of the assumptions used or in light of any developments since the time of their preparation.
     The Fairness Opinion was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date thereof and the condition and prospects, financial and otherwise, of Optimal and its associates, affiliates and subsidiaries, as they were reflected in the Information and as were represented to Genuity in discussions with management of Optimal. In its analyses and in preparing the Fairness Opinion, Genuity made numerous assumptions with respect to industry performance, general business, markets, and economic conditions and other matters, many of which are beyond the control of Genuity or any party involved in the Offer.
     In preparing the Fairness Opinion, Genuity assumed that all of the conditions required to implement the Offer will be met, that the representations and warranties of each party contained in the Support Agreement are true and correct in all material respects and that each party will perform all of the covenants and agreements required to be performed by it under the Support Agreement and agreements delivered pursuant thereto and that the Offeror will be entitled to fully enforce its rights under the Support Agreement and receive the benefits therefrom. Genuity assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Offer will be obtained without any meaningful adverse effect on Optimal or the contemplated benefits of the Offer to Optimal and that the Circular discloses all material facts relating to the Offer and satisfies all applicable legal requirements.
     The Fairness Opinion, the issuance of which was approved by Genuity’s fairness committee, was prepared for the information and assistance of the Special Committee and the Board of Directors in connection with their consideration of the Offer and the Support Agreement, and is not intended to, and does not, confer any rights or remedies upon any other person. The Fairness Opinion addresses only the fairness from a financial point of view, as of March 16, 2010, of the consideration to be received by Shareholders, other than the Offeror and its Joint Actors. Accordingly, Genuity did not address the merits of the underlying decision by Optimal to engage in the Offer and the Fairness Opinion does not constitute a recommendation to the Special Committee and the Board as to whether or not to cause Optimal to enter into the Support Agreement or consummate the Offer. Genuity does not express any view on, and the Fairness Opinion does not address, any other term or aspect of the Support Agreement or the Offer, including, without limitation, (a) the fairness of the Offer or the offered consideration to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Optimal or (b) as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Optimal, or class of such persons, relative to the offered consideration in the Offer.

     The Fairness Opinion may not be used for any other purpose or by any other person, except as contemplated by the Genuity Engagement Letter and as required by United States federal securities laws, and may not be quoted from, publicly disseminated or otherwise communicated to any other person without the express prior written consent of Genuity. The Fairness Opinion was given as of a certain date and Genuity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion that may come or be brought to Genuity’s attention after the date thereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date thereof, Genuity reserves the right to change, modify or withdraw the Fairness Opinion. The Fairness Opinion should not be construed as creating, and it does not create, and fiduciary duty on the part of Genuity to any party.
     Genuity believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not reasonably susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion does not constitute and is not to be construed as a recommendation to the Special Committee or the Board of Directors as to whether they should approve the Support Agreement, nor as a recommendation to any Shareholder as to whether to accept the Offer.
     Analysis
     The following is a summary of some of the material financial analyses delivered by Genuity to the Special Committee and the Board of Directors in connection with rendering the Fairness Opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Genuity, nor does the order of analyses described represent relative importance or weight given to those analyses by Genuity. As used in this summary of the material financial analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, “EPS” means earnings per share, “LTM” means latest twelve months, “FY” means fiscal year and “CY” means calendar year. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of financial analyses performed by Genuity. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed before March 16, 2010, and is not necessarily indicative of current or future market conditions.
     Historical Stock Trading Analysis and Implied Premium Offered
     Genuity reviewed the historical trading prices and volumes of the Shares for various trading periods ended March 16, 2010. In addition, Genuity analyzed the consideration in relation to the closing price of the Shares on March 16, 2010, the weighted average closing prices of the Shares for the 20-days, 30-days and 60-days trading periods ended March 1, 2010, and weighted average trading price of the Shares over 1-turn of the float.
     This analysis indicated that the implied value of the offered consideration represented a premium of the following:

Metric	Price	Premium
Unaffected Share Price (March 16, 2010)	$1.60	50.0%
20-day VWAP	$1.61	49.1%
30-day VWAP	$1.60	50.0%
60-day VWAP	$1.64	46.3%
VWAP (1-turn)	$2.33	2.9%

     Implied Transaction Multiples
     Genuity calculated and compared various financial multiples and ratios of Optimal based on estimates provided by Optimal’s management for 2010 (including immediate available cost synergies of $4.3 million). No analyst estimates were available.
     Genuity calculated an implied equity value by multiplying the $2.40 by the total number of outstanding Shares on a fully diluted basis. Genuity then calculated an implied enterprise value based on the implied equity value by adding the amount of Optimal’s debt less cash and cash equivalents, as provided by management, to the implied equity value. The results of the analyses are summarized in the table below:

Offer Price	$2.40
Fully Diluted Shares Outstanding	5.1487350

Equity Value	$12.4

Add: Total Debt (as of December 31, 2009)	$12.3
Add: Working Capital Adjustment	$15.0
Less: Cash (as of December 31, 2009)	($15.8)

Net Debt (Cash)	$11.6

Total Enterprise Value	$23.9

	2010E EBITDA	Implied Multiple
Low	$0.34	70.2x

Midpoint	$4.42	5.4x

High	$8.50	2.8x
Comparable Public Company Analysis
     Genuity reviewed and compared certain financial information, ratios and public market multiples for Optimal with corresponding financial information, ratios and public market multiples for selected comparable publicly traded corporations. Although none of the selected corporations are exactly comparable to Optimal, the corporations included were chosen by Genuity because they are publicly traded corporations with operations in the toy industry that for purposes of analysis may be considered similar to certain of Optimal’s operations, including similar products, servicing similar segments and geographies. Given the discontinued reporting of the payment processing business segment of Optimal, Genuity did not include any such comparable corporations in this section.
     The multiples and ratios for each of the selected companies were calculated based on the closing price of the selected companies’ common stock as of March 16, 2010, the latest publicly available financial statements and analyst estimates for 2010 and 2011. With respect to the selected companies, Genuity calculated the following and compared them to the results for Optimal:
•	total enterprise value, referred to as TEV, which is the market value of common equity on a fully diluted basis plus debt less cash and cash equivalents, as a multiple of (1) LTM sales, (2) 2010E sale, (3) 2011E sales, (4) LTM EBITDA, (5) 2010E EBITDA, and (6) 2011E EBITDA; and

•	the price / earnings were calculated by dividing the share prices of the selected companies on March 16, 2010 by (1) LTM EPS, (2) 2010E EPS, and (3) 2011E EPS.
     The results of these analyses are summarized as follows:

Comparable Companies Analysis

All Figures in USD millions unless indic	Market Cap		Revenue Growth		EBITDA Margins			TEV / Revenues			TEV / EBITDA			Price / Earnings
Company Name	16-Mar-10	TEV	CY ’10[1]	CY ’11[1]	LTM[2]	CY ’10[1]	CY ’11[1]	LTM[2]	CY ’10[1]	CY ’11[1]	LTM[2]	CY ’10[1]	CY ’11[1]	LTM[2]	CY ’10[1]	CY ’11[1]
Mattel Inc	$8,374.4	$8,127.9	7.6%	3.6%	16.6%	17.7%	18.4%	1.5x	1.4x	1.3x	9.0x	7.9x	7.3x	15.8x	14.2x	13.0x
Hasbro Inc	$5,626.9	$6,082.3	(0.5%)	7.1%	18.9%	18.7%	20.3%	1.5x	1.5x	1.4x	7.9x	8.0x	6.9x	15.0x	15.0x	12.7x
Leapfrog Enterprises Inc	$418.1	$377.5	18.1%	11.4%	3.2%	8.0%	9.8%	1.0x	0.8x	0.8x	31.2x	10.5x	7.7x	neg	22.1x	13.7x
MEGA Brands Inc	$254.9	$377.1	12.1%	5.8%	4.9%	12.4%	12.7%	1.1x	0.9x	0.9x	23.3x	7.6x	7.0x	na	28.6x	19.1x
Adjusted Mean			9.9%	6.4%	8.2%	16.3%	15.5%	1.4x	1.2x	1.2x	13.4x	7.8x	7.1x	15.4x	17.1x	13.1x
Median			9.9%	6.4%	10.7%	15.1%	15.5%	1.3x	1.2x	1.1x	16.1x	7.9x	7.2x	15.4x	18.6x	13.4x
Comparable Companies Analysis

All Figures in USD millions unless indic	Market Cap		Revenue Growth		EBITDA Margins			TEV / Revenues			TEV / EBITDA			Price / Earnings
Company Name	16-Mar-10	TEV	CY ’10[1]	CY ’11[1]	LTM[2]	CY ’10[1]	CY ’11[1]	LTM[2]	CY ’10[1]	CY ’11[1]	LTM[2]	CY ’10[1]	CY ’11[1]	LTM[2]	CY ’10[1]	CY ’11[1]
Namco Bandai Holdings Inc	$2,384.5	$1,594.2	(3.3%)	(0.2%)	8.1%	7.1%	8.6%	0.4x	0.4x	0.4x	4.5x	5.3x	4.4x	42.2x	neg	24.7x
RC2 Corp	$353.5	$321.5	(0.1%)	7.5%	14.2%	15.1%	15.9%	0.8x	0.8x	0.7x	5.4x	5.1x	4.5x	12.2x	11.8x	10.3x
Jakks Pacific Inc	$371.7	$223.7	(16.5%)	4.7%	1.3%	11.2%	12.3%	0.3x	0.3x	0.3x	20.7x	3.0x	2.6x	neg	11.9x	10.6x
Games Workshop Group Plc	$171.2	$169.1	1.9%	3.8%	18.8%	15.9%	15.7%	1.3x	1.3x	1.3x	7.1x	8.3x	8.1x	16.2x	16.1x	14.7x
Adjusted Mean			(0.5%)	4.3%	11.2%	14.0%	14.6%	0.5x	0.5x	0.5x	5.6x	5.2x	3.8x	14.2x	11.8x	11.9x
Median			(1.7%)	4.3%	11.2%	13.1%	14.0%	0.6x	0.6x	0.5x	6.2x	5.2x	4.4x	16.2x	11.9x	12.6x

1	Calendar Year Estimates from I/B/E/S

2	Adjusted for Extraordinary Items

TEV =	Total Enterprise Value (Market Capitalization, Option Dilution, Preferred Shares, Minority Interest, Net Debt)

LTM =	Last Twelve Months

Note:	Figures in Bold are excluded from the Adjusted Mean
     Selected Precedent Transactions
     Genuity analyzed certain information relating to the following transactions in the toy industry since 2002:
     Genuity analyzed the enterprise value in each transaction as a multiple of LTM sales and LTM EBITDA for each of the transactions, based on publicly available financial information. The results of these analyses are set forth below:

Company		Announced	TEV	TEV/LTM
Target	Acquirer	Date	(USD)	Sales	EBITDA
Disguise	JAKKS Pacific	24-Nov-08	$56	0.5x	4.3x
Giochi Preziosi	Clessidra	26-Mar-08	$1,261	1.1x	10.1x
WowWee	Optimal Group	27-Sep-07	$65	0.6x	13.0x
RBI Holdings	Lucky Tune Global	03-May-07	$46	07x	6.7x
Excelligence Learning	Thoma Cressey	19-Jul-06	$127	0.9x	11.2x
Creative Designs International	JAKKS Pacific	18-Jan-06	$96	0.6x	2.6x
Famosa	Vista Capital de Expansion	04-Aug-05	$186	1.3x	7.5x
Giochi Preziosi	3i	19-Jul-05	$345	0.5x	4.1x
Takara	TOMY	13-May-05	$450	1.1x	nmf
Play Along	JAKKS Pacific	20-Apr-04	$85	0.5x	2.4x
Learning Curve International	RC2 Corp	03-Feb-03	$102	0.8x	6.4x
Vivid Imaginations	Phoenix Equity Partners	06-Jan-03	$100	07x	n/a
Famosa	Inveralia	31-Aug-02	$146	n/a	n/a
Toymax	JAKKS Pacific	09-Feb-02	$73	0.6x	nmf

Average				0.8x	6.8x
Median				0.7x	6.6x

High				1.3x	13.0x
Low				0.5x	2.4x
     In addition to the toy business and following the sale of certain payment processing assets in 2008 and 2009, Optimal retained one asset (Moneris Portfolio) and a note receivable, for which it still receives revenues and for which a value must be ascribed.

     Moneris Portfolio Illustrative Discounted Cash Flow Analysis
     Genuity performed an illustrative discounted cash flow analysis to determine a range of implied present values per Share for the Moneris Portfolio. The Moneris Portfolio revenue forecasts were used for projected cash flows from CY2010E — CY2024E. Other assumptions were also applied. Genuity did not independently verify the Moneris Portfolio revenue forecasts or the assumptions or procedures used to produce them. In performing the illustrative discounted cash flows analysis, Genuity applied discount rates ranging from 15% to 21% to the projected cash flows of the Moneris Portfolio until year 2024. This analysis resulted in a range of implied present values of $0.58 to $0.92 per Share. Genuity also performed sensitivity analysis to illustrate the effect of different assumptions for changes in the attrition rate of the projected revenues from the Moneris Portfolio.
     UBC Note Receivable Illustrative Discounted Cash Flow Analysis
     Genuity performed an illustrative discounted cash flow analysis to determine a range of implied present values per Share for the unpaid balance (the “UBC Balance”) of the purchase price related to the sale of the portfolio of merchant processing accounts (the “UBC Portfolio”) to UBC. The UBC Portfolio forecasts were used for projected results for CY2010E to February 2011 (the first date at which Optimal can put the receivable back to UBC). Other assumptions were also applied. Genuity did not independently verify the UBC forecasts or the assumptions or procedures used to produce them. In performing the illustrative discounted cash flows analysis, Genuity applied discount rates ranging from 17% to 23% to the projected cash flows of the UBC Portfolio until February 2010. This analysis resulted in a range of implied present values of $0.88 to $0.92 per Share. Genuity also performed sensitivity analysis to illustrate the effect of different assumptions for changes in the tax rate.
     Fairness Conclusions
     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its Fairness Opinion, Genuity considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Genuity believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying its Fairness Opinion. In performing its analyses, Genuity made numerous assumptions with respect to Optimal’s performance. The analyses performed by Genuity are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The offered consideration was negotiated between the Offeror and the Special Committee and the Board of Directors and recommended by the Special Committee and the Board of Directors. Genuity did not recommend any specific consideration to the Special Committee or the Board of Directors.
Projections provided by Optimal to Genuity and PwC
     Officers of Optimal provided certain projections to each of Genuity and PwC for purposes of assisting Genuity in preparing the Fairness Opinion and assisting PwC in preparing the Valuation. The information provided to both Genuity and PwC principally addressed projected financial results for the fourth quarter of 2009 and budgeted 2010. Details on the line items covered, included revenues per product, and selling, general and administrative expenses. In addition, Optimal provided preliminary figures on EBITDA for the fourth quarter of 2009.
     The projections were prepared principally for internal use to determine cash flow requirements in 2010. The assumptions used to predict sales and cost of sales were based on estimates provided by the sales group and others. Expenses were calculated based on fixed costs such as lease commitments and payroll levels and estimating variable costs such as marketing and advertising.
     The projections were not prepared with a view to compliance with or reviewed in accordance with published guidelines of securities regulatory authorities or accounting bodies for preparation and presentation of prospective financial information or generally accepted accounting principles. They have not been reviewed by Optimal’s auditors.

     The inclusion of this information in this Directors’ Circular should not be regarded by Shareholders as an indication that the projections will be predictive of actual future results, and the projections should not be relied up as such. None of Optimal, the Offeror or the Joint Actors has made or makes any representation to any Shareholder regarding the information included in the projections.
PRIOR VALUATIONS
     To the knowledge of Optimal and its directors and senior officers, after reasonable inquiry, other than the Valuation and the Fairness Opinion, there have been no prior valuations (as defined in MI 61-101) prepared in respect of the Corporation, the Shares or any material assets of the Corporation during the 24 months prior to the date of the Offer.
SUPPORT AGREEMENT
     On March 16, 2010, the Offeror and Optimal entered into the Support Agreement. The Support Agreement sets forth the terms and conditions under which the Offeror agreed to make the Offer and the agreement by Optimal to take certain actions in support of the Offer.
     The following is a summary only of the material provisions of the Support Agreement and is qualified in its entirety by the provisions of the Support Agreement. A copy of the Support Agreement has been filed by Optimal with the Canadian securities authorities and with the SEC, and is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar. All capitalized terms used in this summary and not otherwise defined in this Director’s Circular have the meanings ascribed to them in the Support Agreement.
Conditions of the Offer
     The Support Agreement established the conditions of the Offer, which are set forth in Schedule A of the Support Agreement, “Conditions of the Offer”, including the condition that, together with Shares beneficially owned, or over which control or direction is exercised, by the Offeror and its joint actors, at least 66 2/3% of the total number of Shares outstanding (calculated on a fully-diluted basis) are validly deposited under the Offer and not withdrawn at the Expiry Time (the “Minimum Tender Condition”).
     The Offeror and Optimal have agreed in the Support Agreement that the terms or conditions of the Offer may be modified or waived by the Offeror, in its sole discretion, and subject to applicable Securities Laws, provided that the Offeror may not, without the prior written consent of Optimal (i) modify or waive the Minimum Tender Condition, (ii) decrease the Offered Consideration, (iii) change the form of the Offered Consideration (other than to add additional consideration or to increase the cash component), (iv) decrease the number of Shares sought under the Offer, (v) impose additional conditions to the Offer, or (vi) otherwise modify the Offer (or any terms or conditions thereof ) in a manner that is adverse to Optimal or the Shareholders.
Support for the Offer
     Under the Support Agreement, the voting members of the Board of Directors, after consulting its legal and financial advisors and receiving (i) the Fairness Opinion, (ii) the Valuation, and (iii) the recommendations from the Special Committee, has determined that it would be advisable and in the best interests of the Corporation to cooperate with the Offeror to support the Offer and to recommend that all Shareholders tender their Shares to the Offer, all on and subject to the terms and conditions of the Support Agreement.

Representations and Warranties
     The Support Agreement contains a number of customary representations and warranties of the Corporation and the Offeror relating to, among other things: organization and qualifications, relative authority, no bankruptcy, insolvency, liquidation or similar proceedings, no conflict or breach, subsidiaries, third party authorizations, compliance with laws, licenses and authorizations, capitalization, reports, financial statements, undisclosed liabilities, interest in assets and properties, litigation, taxes, books and records, insurance, environmental, material contracts and employee matters. The Support Agreement also contains the Offeror’s representation and warranty that it has made adequate arrangements to ensure that the required funds are available to effect payment in full of the cash consideration for all of the Shares acquired pursuant to the Offer.
Conduct of the Business of Optimal
     In the Support Agreement, Optimal agreed that, during the period from the date of the Support Agreement until the earlier of the time of appointment or election to the Board of Directors of persons designated by the Offeror who represent a majority of the directors of Optimal and the time that the Support Agreement is terminated in accordance with its terms, unless the Offeror otherwise agree in writing, Optimal will, and will cause each of its subsidiaries to, conduct its business in the usual and ordinary course consistent with past practice and in compliance with all applicable Laws and to use all commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, assets, employees, goodwill and business relationships.
     Optimal also agreed to promptly notify the Offeror orally and in writing of any material change (within the meaning of the Securities Act), and any circumstance or development that is or would, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect, provided that the foregoing shall not apply to any Acquisition Proposal.
Outstanding Options and Warrants
     The Corporation shall be permitted to cause the vesting of all Options to be accelerated, conditional on the Offeror taking up and paying for the Shares under the Offer and to provide arrangements for the conditional exercise of Options and Warrants contingent upon completion of the Offer.
     The Board of Directors will declare, to the extent permitted by applicable Laws, that the expiry date of all Options shall, conditional on the Offeror taking up and paying for the Shares under the Offer, be accelerated so that all Options not exercised and tendered or conditionally surrendered prior to the Expiry Time will expire upon the Offeror taking up and paying for the Shares under the Offer.
Compulsory Acquisition and Subsequent Acquisition Transaction
     Pursuant to the Support Agreement, if the Offer has been accepted by holders of not less than 90% of the outstanding Shares, excluding Shares held at the date of the Offer by or on behalf of the Offeror, or an affiliate or an associate of the Offeror, as at the Expiry Time and the Offeror accepts the Shares deposited for purchase and pays for such Shares pursuant to the Offer, the Offeror shall acquire (a “Compulsory Acquisition”) as soon as practicable, pursuant to section 206 of the CBCA, the remainder of the Shares from those Shareholders, who have not accepted the Offer. If the Compulsory Acquisition right is not available and the Offeror has taken up and paid for Shares tendered under the Offer representing at least 66⅔% of the total number of Share outstanding, the Offeror will use its commercially reasonable efforts to pursue other means of acquiring the remaining Shares not tendered to the Offer by way of amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving the Corporation and the Offeror (a “Subsequent Acquisition Transaction”), at a consideration per Share offered in connection with the Subsequent Acquisition Transaction that is equivalent in form and value to the consideration per Share offered under the Offer. The form of any such Subsequent Acquisition Transaction may be determined by the Offeror in its sole discretion.

Directors’ Insurance
     In the event that the Offeror takes-up the Shares under the Offer, the Offeror agrees that for the period from the Expiry Date until four years after the Expiry Date, the Offeror will cause Optimal to either (i) maintain coverage substantially equivalent to that in effect under the current policies of the directors’ liability insurance maintained by Optimal or any of its subsidiaries, as the case may be, as disclosed to the Offeror, which is no less advantageous, and with no gaps or lapses in coverage with respect to matters occurring prior to the Expiry Date for claims made within four years subsequent to the Expiry Date for wrongful acts committed prior to the Expiry Date; or (ii) purchase on or prior to the Expiry Date “run-off” directors’ liability insurance providing coverage substantially as favourable to such directors as that in effect under such current policies to cover prior events during such four year period or the balance thereof.
     If the insurance described above can only be obtained in the case of subsection (i) above by an annual premium in excess of 200% of the annual premium of the policy currently in effect at Optimal for the first year and thereafter in excess of 150% of the annual premium of the policy currently in effect at Optimal; or in the case of subsection (ii) above, by paying a lump sum premium in excess of $600,000, then the Offeror may cause Optimal to only obtain coverage as can be obtained by paying an annual premium equal to 200% or less for the first year and 150% or less for any years thereafter or a lump sum premium of $600,000 or less.
Changes in Recommendation
     The Board of Directors may: (i) withdraw, amend, modify or qualify (or propose publicly to withdraw, amend, modify or quality) in any manner adverse to the Offeror the approval of the Support Agreement or the recommendation of the Offer, (ii) accept, approve or recommend an Acquisition Proposal; or (iii) approve the entering into of any agreement providing for an Acquisition Proposal, if and only to the extent that:
i)	the Board of Directors, after consultation with and based upon the advice of its financial advisors and outside legal counsel, has determined in good faith that an Acquisition Proposal is a Superior Proposal;

ii)	the Corporation has provided to the Offeror information with respect to such Acquisition Proposal and has promptly notified the Offeror in writing of its determinations;

iii)	a period of at least five business days has elapsed following the date on which the information and notification referred to above were received by the Offeror, and if the Offeror has proposed to revise the Offer, the Board of Directors has again made the determination in good faith that such Acquisition Proposal is a Superior Proposal taking into account such proposed revisions to the Offer; and

iv)	if the Corporation proposes to enter into an agreement with respect to a Superior Proposal after complying with the conditions above, the Corporation concurrently terminates the Support Agreement.
Right to Match
     Pursuant to the Support Agreement, Optimal agreed that, during the five business day period after the receipt of certain notices related to an Acquisition Proposal, as referred to above under the heading “Changes in Recommendation”, the Offeror shall have the opportunity, but not the obligation, to propose to amend the terms of the Offer.
     The Board of Directors will review any proposal by the Offeror to amend the terms of the Offer in order to determine in good faith and in accordance with its fiduciary duties, after consultation with and based upon the advice of its financial advisors and outside legal counsel, whether the Offeror’s proposal to amend the Offer would result in the applicable Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Offer.
Termination
     The Support Agreement may be terminated by giving notice in writing:

a)	at any time prior to the Effective Date by mutual consent of the Offeror and the Corporation;

b)	by the Offeror, if any condition to making the Offer is not satisfied or waived by the Offer Deadline (other than as a result of the Offeror’s default under the Support Agreement), except where the Offeror has mailed the Offer;

c)	by the Offeror, if any condition of the Offer is not satisfied or waived by the Expiry Date, except where the Offeror has taken up Shares under the Offer;

d)	by one Party, at any time prior to the Expiry Time, if any of the representations and warranties of the other Party in the Support Agreement (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation and warranty) is untrue or incorrect as of the date made, or shall have become untrue and incorrect, in each case, other than any breach or failure of such representations and warranties to be true and correct that, individually or in the aggregate, do not constitute, or would not reasonably be expected to result in, a Material Adverse Effect, provided that such right of termination shall not be available with respect to any breach or failure of the representations and warranties to be true and correct that is capable of being cured and such breach or failure has been cured by the date that is the earlier of: (i) 15 days from the date of written notice thereof from one Party to the other Party; and (ii) the Expiry Time;

e)	by one Party, at any time prior to the Expiry Time, if the other Party has breached any covenant or obligation under the Support Agreement except for breaches that, individually or in the aggregate, do not, and would not reasonably be expected to, have a Material Adverse Effect, provided that such right of termination shall not be available with respect to any breach that is capable of being cured and such breach or failure has been cured by the earlier of: (i) 15 days after written notice has been sent from one Party to the other Party and (ii) the Expiry Time;

f)	by the Corporation, if the Offeror does not take up and pay for the Shares tendered pursuant to the Offer by a date that is 90 days after the Offer is commenced, provided that such right of termination shall not be available to the Corporation where the failure to take up and pay for the Shares was the result of breach by the Corporation of any covenant or obligation under the Support Agreement or as a result of any representation or warranty of the Corporation in the Support Agreement being untrue or incorrect in any material respect, provided however that if the Offeror’s take up and payment for Shares deposited under the Offer is delayed by (i) an injunction or Order made by a court or Government Entity of competent jurisdiction, or (ii) the Offeror not having obtained the Required Regulatory Approvals necessary to permit the Offeror to take up and pay for Shares deposited under the Offer, then, provided that such injunction or Order is being contested or appealed or such Required Regulatory Approval is being actively sought, as applicable, the Support Agreement shall not be terminated by the Corporation until the earlier of (x) the 120th day after the Offer is commenced, and (y) the tenth business day following the date on which such injunction or Order ceased to be in effect or such waiver, consent or approval is obtained, as applicable;

g)	by the Offeror at any time prior to the Expiry Time, if the Board of Directors (or any committee thereof) (excluding any director who is a director, officer or employee of the Offeror or any of its affiliates): (i) fails to recommend, withdraws, modifies, changes or qualifies its approval or recommendation, in favour of the Offer or the Support Agreement; (ii) approves or recommends acceptance of an Acquisition Proposal, or (iii) resolves or publicly discloses an intention to do any of the foregoing; provided, however, for greater certainty that (ii) and (iii) will not apply to a resolution (or public disclosure thereof) of the Board of Directors (or any committee thereof) to take any of the actions set forth in (i) or (ii) that are subject to the Offeror’s right to match;

h)	by the Corporation at any time prior to the Expiry Time, if the Corporation proposes to enter into any agreement with respect to a Superior Proposal;

i)	by the Corporation, if the Offer does not conform, in all material respects, with the description in the Support Agreement, provided that the Corporation has notified the Offeror in writing of any such failure and the same has not been cured by the Offeror within 15 days of the date on which such notice was received by the Offeror, except that where such event was the result of a breach by the Corporation of its representations, warranties, covenants and obligations under the Support Agreement; or

j)	by the Corporation if the Offer shall have expired or have been withdrawn in accordance with its terms without the Offeror having purchased any Shares pursuant to the Offer as a result of the failure of any of the conditions of the Offer.
Termination Payment
     Optimal has agreed to pay the Offeror the Termination Payment if (i) the Support Agreement is terminated by the Offeror pursuant to paragraph (g) set out under the heading “Termination” above, (ii) the Support Agreement is terminated by Optimal pursuant to paragraph (h) set out under the heading “Termination” above, or (iii) an Acquisition Proposal shall have been made to the Shareholders or any Person shall have publicly announced an intention to make an Acquisition Proposal and after such Acquisition Proposal shall have been made known, made or announced and not withdrawn, (a) fewer than 66 ⅔% of the Shares shall have been deposited to the Offer and not withdrawn at the Expiry Date and (b) all other conditions to the Offer were satisfied at the Expiry Time, and (c) such Acquisition Proposal is completed within six months from the date of termination of the Offer.
OWNERSHIP OF SECURITIES OF OPTIMAL
     The number of securities of Optimal, beneficially owned, directly or indirectly, or over which control or direction is exercised, as at the date of this Directors’ Circular, by each director and officer of Optimal and, to their knowledge, after reasonable inquiry, each associate or affiliate of the directors and officers of Optimal, any insider of Optimal (other than directors and officers), each associate or affiliate of any such insider and each Person acting jointly or in concert with Optimal, is as follows:

		Number of Shares Owned or
		Over which Control or
Name	Position	Direction is Exercised	Percentage of Shares

Neil S. Wechsler	Co-Chairman and Chief	36,121	**
	Executive Officer

Holden L. Ostrin	Co-Chairman	28,571	**

Henry M. Karp	Director	28,571	**

Gary S. Wechsler	Treasurer and Chief	38,571	**
	Financial Officer

Peter Yanofsky(1)	President of	135,318	2.61%
	WowWee Canada Inc.

Richard Yanofsky(2)	President of	142,318	2.76%
	WowWee Canada Inc.

James S. Gertler	Director	60	**

Jonathan J. Ginns	Director	0	**

Thomas D. Murphy	Director	11,000	**

Tommy Boman	Director	634	**

Leon P. Garfinkle(3)	Senior Vice-President, General	3,598	**
	Counsel and Secretary

O. Bradley McKenna	Vice-President, Administration	2,600	**
	And Human Resources

Eric Lau Tung Ching(4)	Chief Operating Officer	30, 924	**
	of WowWee Group Limited

Number of Shares Owned or
Over which Control or
Name	Position	Direction is Exercised	Percentage of Shares

Michel Goubau	Chief Executive Officer of WW	12,500(5)	**
Sablon Holdings S.A.

Patrick Gigase	Chief Operational Officer of	12,500(5)	**
WW Sablon Holdings S.A.

Patrick Schwers	Chief Financial Officer of WW	12,500(5)	**
Sablon Holdings S.A.

Scott Bachrach	President of Think Wow Toys	9,140	**
division of WowWee USA, Inc.

**	Does not exceed one percent (1%)
     Notes:

(1)	Mr. Peter Yanofsky holds Warrants to acquire 37,392 Shares at a price of $5.56 per Share.

(2)	Mr. Richard Yanofsky holds Warrants to acquire 37,392 Shares at a price of $5.56 per Share.

(3)	Mr. Garfinkle’s spouse, Eileen Walfish, holds 3,000 Shares representing less than 1% of the outstanding Shares.

(4)	Mr. Lau Tung Ching holds Warrants to acquire 11,808 Shares at a price of $5.56 per Share.

(5)	Gold Cup NV, an entity jointly owned by Michel Goubau, Géraldine Goubau (daughter of Michel Goubau), Patrick Schwers and Patrick Gigase, holds 12, 500 Shares.
PRINCIPAL SHAREHOLDERS OF OPTIMAL
     To the knowledge of the directors and officers of Optimal, after reasonable enquiry, no Person beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Shares, as at the date of this Directors’ Circular.
OWNERSHIP OF SECURITIES OF THE OFFEROR
     Except for Mr. Richard Yanofsky who owns, directly or indirectly, all of the outstanding shares of the Offeror, and Peter Yanofsky, President of WowWee USA, Inc., and Eric Lau Tung Ching, Chief Operating Officer of WowWee Group Limited, who have agreed to transfer their Shares to the Offeror in exchange for shares of the Offeror, the whole in accordance with the terms of the Joint Bid Agreement (See “Arrangements between the Offeror and Security Holders of Optimal — Joint Bid Agreement”), none of Optimal, any of the directors or officers of Optimal or, to the knowledge of the directors or officers of Optimal, after reasonable enquiry, any of the associates of affiliates of the directors or officers of Optimal, any insider of Optimal (other than directors and officers), any of the associates or affiliates of any such insider, any Person holding more than 10% of the outstanding Shares or any Person acting jointly or in concert with Optimal beneficially owns, directly or indirectly, or exercises control or direction over, any securities of the Offeror.
INTENTIONS WITH RESPECT TO THE OFFER
     Each of the directors and officers of the Corporation has indicated that, as at the date hereof, he or she intends to accept the Offer and deposit all of his or her Shares under the Offer, subject to the terms of the Support Agreement. To the knowledge of the directors and officers of Optimal, after reasonable enquiry, each of their associates who owns Shares has indicated an intention, as at the date hereof, to accept the Offer and deposit all of their Shares under the Offer.
RELATIONSHIP BETWEEN THE OFFEROR
AND DIRECTORS AND OFFICERS OF OPTIMAL
Settlement Agreement
     The following is a summary only of certain provisions of the Settlement Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Settlement Agreement. The Settlement Agreement has been filed by Optimal with the Canadian securities authorities and with the SEC, and is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar. All capitalized terms used in this section and not otherwise defined in this Director’s Circular have the meanings ascribed to them in the Settlement Agreement.
     Upon completion of all the transactions contemplated by the Offer, including a Subsequent Acquisition Transaction, the Offeror has stated that it intends to cause Optimal to terminate the employment of Senior Management.
     The Offeror and Senior Management entered into the Settlement Agreement for the purposes of facilitating the transactions contemplated by the Offer and settling and providing for the terms and conditions which will govern the termination of the employment of Senior Management with Optimal.
     Under the Settlement Agreement, Senior Management agreed to, subject to the closing of the Offer, waive their right to: (i) the Insurance Covenant; (ii) receive cash payment of the amounts they are entitled pursuant to their respective Employment Agreements; and (iii) reduce the value of their Severance Payments to an amount equal to the value of the business assets of OMSI in consideration of Offeror agreeing to cause the transfer to Senior Management of the OMSI shares.
     Pursuant to the Settlement Agreement, in full and final settlement of Optimal’s obligations to pay Senior Management payments that would be due in accordance with the Employment Agreements and Letter Agreements (the “Severance Payments”), the Offeror agreed to, on or prior to Closing: (i) cause the forgiveness of any outstanding intercompany debt of Optimal; (ii) cause the transfer of all of the issued and outstanding shares of OMSI to or as directed by Senior Management; (iii) cause Optimal to remit to the relevant Canadian and provincial tax authorities an amount equal to 35% of the value of OMSI, on account of the withholding obligation of Optimal with respect to the Consideration; (iv) remit or cause Optimal to remit, certified cheques to or as directed by Senior Management in an aggregate amount equal to 13.22% of the Consideration, in accordance with the allocations to be set out by Senior Management; (v) cause to be put in place medical insurance coverage for a term of five (5) years from the Closing Date for each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler, which coverage shall provide each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler and their respective families with health, life, dental and other insurance coverage in Canada and the United States equivalent to the coverage currently maintained by Optimal for the benefit of its senior executives and Senior Management; (vi) cause Optimal to pay Senior Management their respective amounts of the 30% reduction on 80% of their salaries that has occurred since July 2, 2009, calculated up to the Closing Date; (vii) cause Optimal to pay to each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler their respective amounts equal to 20% of their Base Salary (as defined in the Employment Agreements), before giving effect to any salary reductions pursuant to the Letter Agreements; and (viii) cause Optimal to forgive the indebtedness of Holden L. Ostrin to Optimal on account of a home loan granted to him in 1996 and the Offeror shall or shall cause Optimal to reimburse Holden L. Ostrin for any taxes incurred by him in connection with such forgiveness and taxes incurred by him as a result of the payment by Optimal of such taxes.
     In consideration for the transactions to be effected pursuant to the Settlement Agreement, at Closing, Senior Management, on the one hand, and the Offeror and Optimal, on the other hand, on behalf of themselves and on behalf of their affiliates, successors, assigns and legal representatives (collectively in such capacity the “Releasors”) will irrevocably and unconditionally release and forever discharge the other as well as each of their affiliates, successors, assigns, directors, officers and legal representatives (collectively in such capacity the “Releasees”), of and from all manner of actions, causes of action, suits, demands, debts, accounts, covenants, contracts, damages and all other claims whatsoever of any nature, character and description, whether contractual, quasi-delictual, legal or otherwise, whether known or unknown, which any of the Releasors ever had, now has or may in the future have against any of the Releasees with respect to events, acts or omissions which relate to dates or periods on or prior to the Closing Date. Notwithstanding the foregoing, nothing herein shall affect or release any of the parties’ rights or obligations under or pursuant to: (i) the Settlement Agreement (including the covenants, representations and warranties therein and the transactions referred to therein) and related agreements, certificates and instruments or (ii) any indemnification obligations the Offeror and Optimal (and each of their affiliates, successors, assigns, directors, officers and legal representatives) may have in favour of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler (and each of their affiliates, successors, assigns, directors, officers and legal representatives) pursuant to any statute, by-law or other constating document, insurance policy (including, the directors and officers insurance policy referred to in the Support Agreement) or any other agreement or arrangement in connection with any one of Holden

L. Ostrin, Neil S. Wechsler and Gary S. Wechsler having acted as a director or officer of Optimal or any of its affiliates.
     Subject to the assumptions and qualifications made in the Valuation, the Valuation states that the transactions contemplated by the Settlement Agreement are favourable to Optimal.
     Except for the Settlement Agreement and the Joint Bid Agreement (see “Arrangement Between the Offeror and Security Holders of Optimal — Joint Bid Agreement”), there is no agreement, commitment or understanding made or proposed to be made between the Offeror and any of the directors or officers of Optimal, including any particulars of any payment or other benefit proposed to be made or given by way of compensation for loss of office or as Optimal’s directors or officers remaining in or retiring from office if the Offer is successful. None of the directors or officers of Optimal are also directors or officers of the Offeror or any of its affiliates.
ARRANGEMENTS BETWEEN OPTIMAL
AND DIRECTORS AND OFFICERS OF OPTIMAL
     The following is a summary only of certain provisions of the Employment Agreements. It does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Employment Agreements. Other than the Employment Agreements and the Settlement Agreement to which the Corporation has intervened, there is no agreement, commitment or understanding made or proposed to be made between Optimal and any of the directors or officers of Optimal pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or for their remaining in, or retiring from, office if the Offer is successful. Capitalized terms used in this section that are not defined in the Glossary have the meanings given to such terms in the Settlement Agreement.
     Optimal entered into an employment agreement with Neil S. Wechsler on March 5, 2004 (“Neil’s Employment Agreement”). Under the terms of his agreement, Neil S. Wechsler receives a minimum annual salary and is entitled to participate in any bonus plan for senior executives that might be established by the Board of Directors, and Optimal has agreed to pay or reimburse him for the premiums for a life and disability term or whole life insurance policy with a minimum coverage of $5.0 million, in addition to any other coverage previously paid for or provided for by Optimal.
     If Neil S. Wechsler’s employment is terminated by Optimal other than for cause or death or disability, or for any reason following the announcement of a change of control, or if he terminates his employment for good reason (as defined in Neil’s Employment Agreement) or for any reason following a change of control, (i) Optimal will pay him a lump sum amount equal to two times the sum of the highest salary and bonus paid to him during the term of his employment — as at December 31, 2009, this amount would have totaled $3,856,042, (ii) the term insurance, for which Optimal has been reimbursing premiums, will be converted to a level deposit premium insurance policy to age 80, for which Optimal will pay the premiums (the “Insurance Covenant”) — as at December 31, 2009, the total premium for such a policy would have amounted to $1,251,137, and (iii) Optimal will acquire medical insurance coverage for Neil S. Wechsler and his family for a period of five years, equivalent to the coverage already enjoyed by him as a senior officer of Optimal — as at December 31, 2009, the cost of such coverage would have been $32,221. Neil S. Wechsler’s agreement also provides for the forgiveness of any indebtedness of his to Optimal if he leaves the employment of Optimal for any reason — as at December 31, 2009, Neil S. Wechsler was not indebted to Optimal.
     Neil’s Employment Agreement also contains a covenant on the part of Neil S. Wechsler not to compete with Optimal for a period of 24 months following the date upon which he ceases to be an employee of Optimal.
     Optimal entered into an employment agreement with Holden L. Ostrin on March 5, 2004 (“Holden’s Employment Agreement”). Under the terms of his agreement, Holden L. Ostrin receives a minimum annual salary and is entitled to participate in any bonus plan for senior executives that might be established by the Board of Directors, and Optimal has agreed to pay or reimburse him for the premiums for a life and disability term or whole life insurance policy with a minimum coverage of $5.0 million, in addition to any other coverage previously paid for or provided for by Optimal.

     If Holden L. Ostrin’s employment is terminated by Optimal other than for cause or death or disability, or for any reason following the announcement of a change of control, or if he terminates his employment for good reason (as defined in Holden’s Employment Agreement) or for any reason following a change of control, (i) Optimal will pay to him a lump sum amount equal to two times the sum of the highest salary and bonus paid to him during the term of his employment — as at December 31, 2009, this amount would have totaled $3,856,042, (ii) the Insurance Covenant— as at December 31, 2009, the total premium for such a policy would have amounted to $1,541,934, and (iii) Optimal will acquire medical insurance coverage for Holden L. Ostrin and his family for a period of five years, equivalent to the coverage already enjoyed by him as a senior officer of Optimal — as at December 31, 2009, the cost of such coverage would have been $32,221. Holden L. Ostrin’s agreement also provides for the forgiveness of any indebtedness of his to Optimal if he leaves the employment of Optimal for any reason — as at December 31, 2009, Holden L. Ostrin was indebted to Optimal in the amount of $48,335 on account of a home loan granted to him in 1996.
     Holden’s Employment Agreement also contains a covenant on the part of Holden L. Ostrin not to compete with Optimal for a period of 24 months following the date upon which he ceases to be an employee of Optimal.
     Optimal entered into an employment agreement with Gary S. Wechsler on March 5, 2004 (“Gary’s Employment Agreement”). Under the terms of his agreement, Gary Wechsler receives a minimum annual salary and is entitled to participate in any bonus plan for senior executives that might be established by the Board of Directors, and Optimal has agreed to pay or reimburse him for the premiums for a life and disability term or whole life insurance policy with a minimum coverage of $3.0 million, in addition to any other coverage previously paid for or provided for by Optimal.
     If Gary S. Wechsler’s employment is terminated by Optimal other than for cause or death or disability, or for any reason following the announcement of a change of control, or if he terminates his employment for good reason (as defined in Gary’s Employment Agreement) or for any reason following a change of control, (i) Optimal will pay to him a lump sum amount equal to two times the sum of the highest salary and bonus paid to him during the term of his employment — as at December 31, 2009, this amount would have totaled $2,093,816, and (ii) the Insurance Covenant — as at December 31, 2009, the total premium for such a policy would have amounted to $1,000,917. Gary Wechsler’s agreement also provides for the forgiveness of any indebtedness of his to Optimal if he leaves the employment of Optimal for any reason — as at December 31, 2009, Gary Wechsler was not indebted to Optimal.
     Gary’s Employment Agreement also contains a covenant on the part of Gary S. Wechsler not to compete with Optimal for a period of 24 months following the date upon which he ceases to be an employee of Optimal.
     Optimal and each of Holden L. Ostrin, Neil S. Wechsler and Gary S. Wechsler also entered into letter agreement in respect of their employment with Optimal (the “Letter Agreements”) pursuant to which they agreed to a 30% reduction on 80% of their Base Salary since July 2, 2009.
ARRANGEMENTS BETWEEN THE OFFEROR AND
SECURITY HOLDERS OF OPTIMAL
Indemnification Agreement
     Peter Yanofsky, Richard Yanofsky and Eric Lau Tung Ching entered into a deed of guarantee and indemnity dated February 24, 2010 in favour of Francis Choi (the “Indemnification Agreement”) wherein, Peter Yanofsky, Richard Yanofsky and Eric Lau Tung Ching agreed, under the terms and conditions set forth therein, to indemnify and hold Francis Choi harmless for all claims, losses, obligations and liabilities suffered or incurred by Francis Choi in connection with the Loan, up to an aggregate amount of $7,500,000.
Joint Bid Agreement
     The following is a summary only of certain provisions of the Joint Bid Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Joint Bid Agreement.

     Richard Yanofsky, Peter Yanofsky, Eric Lau Tung Ching, Francis Choi and the Offeror have entered into a joint bid agreement dated March 31, 2010 (the “Joint Bid Agreement”) that governs the terms under which they, as a group, have agreed to make the Offer. Richard Yanofsky, Peter Yanofsky, Eric Lau Tung Ching and Francis Choi have agreed to contribute all Shares held by each of them in Optimal in exchange for shares of the Offeror.
     The agreement contains customary confidentiality provisions, agreements with respect to employment arrangements, and terms of a shareholders’ agreement to be entered into by all of the shareholders of the Offeror prior to or upon the taking up and paying for the Shares under the Offer.
Loan Agreement and Escrow Agreement
     The following is a summary only of certain provisions of the Loan Agreement and the Escrow Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the Loan Agreement and the Escrow Agreement.
     Francis Choi agreed, subject to the terms and conditions of the Loan Agreement and the Escrow Agreement, to loan to the Offeror an aggregate principal amount of fifteen million dollars ($15,000,000) (the “Loan”). The money has been deposited in escrow with FMC.
     Pursuant to the Loan Agreement, the Offeror shall use the proceeds of the Loan to (a) purchase all of the Shares pursuant to: (i) the terms and conditions of the Offer for the purchase of all of the Shares as set forth in the Support Agreement; (ii) any compulsory acquisition rights arising as a result of the Offer; and (iii) any second stage “going private” transaction to effect the acquisition of all of the Shares not tendered to the Offer, (collectively, the “Transaction”); (b) purchase, terminate or otherwise defease all options, warrants or other rights to acquire Shares; and (c) pay fees and transaction expenses in relation to the Transaction, and not for any other purpose.
     The Loan is granted for a term of five years (5) years effective as of the date of the Loan Agreement. The Loan or any portion thereof outstanding from time to time, shall bear interest as of the date of the Loan Agreement and until repayment in full at the rate of Seven and one half percent (7 1/2%) per annum, calculated yearly and not in advance, with interest calculated at the same rate on any arrears.
     The Loan is subject to the usual representations, warranties and covenants customary in these types of financings. The Loan shall be secured by a pledge (hypothec) by the Offeror of all of the Shares that it acquires pursuant to the Offer and by any subsequent Shares acquired by the Offeror.
     A total of not less than $5 million of the Loan will be repaid by the Offeror no later than 40 days following Closing. The remaining balance of the Loan shall be repaid in accordance with the terms and conditions of the Loan Agreement.
     Francis Choi has agreed to deposit the full proceeds of the Loan or an irrevocable letter of credit with FMC, as escrow agent, to be held in escrow pursuant to the Escrow Agreement.
     Except for the Indemnification Agreement, the Join Bid Agreement, the Loan Agreement and the Escrow Agreement, there is no agreement, commitment or understanding made or proposed to be made between the Offeror and a Shareholder in respect to the Offer or between the Offeror and any Person with respect to any securities of Optimal in relation to the Offer.
INTERESTS OF CERTAIN PERSONS IN MATERIAL CONTRACTS
WITH THE OFFEROR
     Except as otherwise disclosed in this Directors’ Circular, none of the directors or officers of Optimal and their respective associates or, to the knowledge of the directors or officers of Optimal, after reasonable inquiry, any Person holding more than 10% of the Shares, has any interest in any material transaction to which the Offeror is a party.

TRADING IN SECURITIES OF OPTIMAL
     None of Optimal or any of the directors, officers or other insiders of the Corporation and, to the knowledge of the directors or officers of Optimal, after reasonable enquiry, any of their respective associates or affiliates, or any affiliate or associate of or Persons acting jointly or in concert with Optimal, has traded in any securities of Optimal during the six months preceding the date of this Directors’ Circular.
ISSUANCE OF SECURITIES OF OPTIMAL
     No Shares or other securities of the Corporation convertible into Shares have been issued Shares to the directors, officers or other insiders of the Corporation during the two years preceding the date of this Directors’ Circular.
MATERIAL CHANGES IN THE AFFAIRS OF OPTIMAL
     Except as otherwise described or referred to in this Directors’ Circular or as otherwise publicly disclosed, none of the directors or officers of Optimal is aware of any information that indicates any material change in the affairs of the Corporation since the date of the last published financial statements of Optimal, being the consolidated financial statements for the year ended December 31, 2009 and management’s discussion and analysis for the year ended December 31, 2009, each of which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.
SHARE CAPITAL
     Optimal is authorized to issue an unlimited number of Shares, and Class “B” and Class “C” preference shares. At the date hereof, 5,148,735 Shares were outstanding and no Class “B” shares and Class “C” preference shares have been issued. The Shares are listed and posted for trading on the NASDAQ under the symbol “OPMR”.
OTHER MATERIAL INFORMATION
     Except as disclosed in the Offering Circular and this Directors’ Circular or as otherwise publicly disclosed, there is no information or matter that is known to the directors and officers of Optimal that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.
OTHER MATTERS
     This document will be filed with the SEC as an exhibit to Optimal’s transaction statement (the “Schedule 13E-3”) under Section 13(e) of the Exchange Act and Rule 13e-3 of the Exchange Act and Solicitation/ Recommendation Statement on Schedule 14D-9 in respect of the Offer (the “Schedule 14D-9”). Shareholders are advised to read this Directors’ Circular, the Schedule 13E-3 and the Schedule 14D-9 (including the exhibits thereto) in their entirety because they contain important information. Copies of the Schedule 13E-3 and the Schedule 14D-9 are, and any other documents filed by Optimal in connection with the Offer will be, available free of charge at the SEC’s website at www.sec.gov.
STATUTORY RIGHTS
     Securities legislation in the provinces and territories of Canada provides security holders of the Corporation with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF DIRECTORS’ CIRCULAR
     The contents of this Directors’ Circular have been approved, and the delivery thereof has been authorized, by the Board of Directors.

CONSENT OF PRICEWATERHOUSECOOPERS LLP
     To: The Board of Directors of Optimal Group Inc. (“Optimal”)
     Reference is made to our valuation dated as of March 12, 2010 of the Class “A” shares of Optimal (the “Valuation”).
     We hereby consent to the references to our firm name and to the Valuation contained under the headings entitled “Background to the Offer”, “Reasons for the Recommendation — Valuation” and “Summary of Valuation and Fairness Opinion — Valuation” of the Directors’ Circular dated March 31, 2010 of the Board of Directors of Optimal. In providing our consent, we do not intend that any person other than the Board of Directors of Optimal be entitled to rely upon the Valuation.
DATED at Montréal, Québec, Canada this 31th day of March, 2010.
     (Signed) PricewaterhouseCoopers LLP

CONSENT OF GENUITY CAPITAL MARKETS
     To: The Board of Directors of Optimal Group Inc. (“Optimal”)
     Reference is made to our opinion dated as of March 16, 2010 concerning the fairness, from a financial point of view, to holders of Class “A” shares of Optimal (the “Shares”) (other than 7293411 Canada Inc. (the “Offeror”) and its joint actors) of the offer to purchase all of the outstanding Shares made by the Offeror to holders of Shares, including Shares issuable upon conversion, exchange or exercise of options and warrants, not already held by the Offeror, its affiliates and associates (the “Fairness Opinion”).
     We hereby consent to the references to our firm name and to the Fairness Opinion contained under the headings entitled “Background to the Offer”, “Reasons for the Recommendation — Fairness Opinion” and “Summary of Valuation and Fairness Opinion — Fairness Opinion” and the inclusion of the text of the Fairness Opinion as Schedule “A” to the Directors’ Circular dated March 31, 2010 of the Board of Directors of Optimal. In providing our consent, we do not intend that any person other than the Board of Directors of Optimal be entitled to rely upon the Fairness Opinion.
DATED at Montréal, Québec, Canada this 31th day of March, 2010.
     (Signed) Genuity Capital Markets

CERTIFICATE
DATED: March 31, 2010
     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.
On behalf of the Board of Directors

(Signed) James S. Gertler Director	(Signed) Henry M. Karp Director

SCHEDULE “A” — FAIRNESS OPINION

A-1

Genuity Capital Markets
1800 McGill College Ave.
Suite 3000
Montreal, QC H3A 3J6

T 514.281.3250
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genuitycm.com
Strictly Private and Confidential
March 16, 2010
The Board of Directors and the Special Committee of the Board of Directors
Optimal Group Inc.
2 Place Alexis Nihon
3500 de Maisonneuve Blvd West, Suite 800
Montréal, Québec H3Z 3C1
Attention: Tommy Boman, Chairman of the Special Committee of the Board of Directors
To the Members of the Board of Directors:
     Genuity Capital Markets (“Genuity”) understands that 7293411 Canada Inc. (“Bidco”) and Optimal Group Inc. (the “Company” or “Optimal”) intend to enter into an agreement (the “Support Agreement”) pursuant to which Bidco agrees to make a take-over bid to purchase all of the issued and outstanding Class A shares of Optimal (the “Shares”) not already owned by Bidco or its Joint Actors (as defined below) for US$2.40 in cash (the “Consideration”) per Share subject to the terms and conditions set forth therein (the “Offer”). The terms and conditions of, and other matters relating to, the Offer are described in the Support Agreement and will be more fully described in Bidco’s take-over bid circular (the “Circular”) and the Company’s directors’ circular (the “Directors’ Circular”) to be prepared in compliance with applicable laws in connection with the Offer and delivered to shareholders of the Company. Genuity further understands that Richard Yanofsky, President of WowWee Canada Inc., Peter Yanofsky, President of WowWee USA Inc., Francis Choi, Chairman of Early Light International (Holdings) Ltd. and Eric Lau Tung Ching, Chief Operating Officer of WowWee Group Limited, collectively own 405,576 Shares and are considered to be joint actors (“Joint Actors”) of Bidco in connection with the Offer.
     The special committee (the “Special Committee”) of the board of directors (the “Board”) of the Company has retained Genuity to act as financial advisor to the Company and the Special Committee and provide advice and assistance to the Special Committee in evaluating the Offer, including the preparation and delivery to the Special Committee of Genuity’s opinion as to whether the Consideration is fair from a financial point of view to the shareholders of Optimal, other than Bidco and the Joint Actors (the “Opinion”).
Engagement
     Genuity was formally engaged by the Special Committee through an agreement between the Company and Genuity (the “Engagement Agreement”) effective January 13th, 2010. Pursuant to the Engagement Agreement, Genuity was engaged to act as financial advisor to the Company and the Special Committee in connection with the Offer, including the provision of the Opinion, and to, among other things, advise the Company and the Special Committee with respect to the strategic options available to the

Company on the terms and subject to the conditions set forth therein. The terms of the Engagement Agreement provide that Genuity is to be paid a fee for its services as financial advisor, including a minimum fee payable on completion of any transaction involving Optimal, including the Offer, as well as a fee payable upon delivery of the Opinion and has been paid a monthly work fee since the execution of the Engagement Agreement. In addition, Genuity is to be reimbursed for certain of its out-of-pocket expenses and to be indemnified by the Company in certain circumstances, including liabilities under United States federal securities laws, in connection with its engagement. The terms of the fee arrangement with Genuity, which Genuity and the Company believe are customary in transactions of this nature, were negotiated at arm’s length between the Company and Genuity, and the Board and the Special Committee were aware of such arrangement, including the fact that a fee in connection with the delivery of this Opinion is payable to Genuity upon delivery of this Opinion.
     Genuity has consented to the inclusion of the Opinion, in its entirety, together with a summary of the Opinion in a form acceptable to Genuity in the Circular and the Directors’ Circular.
Relationship with Interested Parties
     Neither Genuity, nor any of its affiliated entities, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the United States Securities Act of 1933, as amended, as applicable) of the Company or Bidco. Genuity has not been engaged to provide any financial advisory services, received any fees, nor has it participated in any financings involving Optimal or any of its respective associates or affiliates, within the past two years, other than the services provided in connection with the Offer. Genuity has been granted, subject to certain conditions, a right of first offer with respect to certain future financing transactions of Optimal and, in the event that Genuity does assist Optimal in such financing transactions, Genuity would receive compensation in connection therewith. Other than as disclosed in the preceding sentence, there are no understandings, agreements or commitments between Genuity and Optimal, or any of its respective associates or affiliates with respect to any future business dealings. However, Genuity may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Optimal or any of its respective associates or affiliates.
     Genuity, as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Genuity acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Optimal or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. Accordingly, Genuity may at any time hold a long or short position in such securities. To the extent Genuity has any such position as of the date of this Opinion, it has been disclosed to the Special Committee. As an investment dealer, Genuity conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Optimal.
Credentials of Genuity Capital Markets
     Genuity is an independent investment bank providing a full range of corporate finance, merger and acquisition, financial restructuring, institutional sales and trading, and equity research services. Genuity has professionals and offices across Canada, as well as in the United States. The Opinion expressed herein represents the opinion of Genuity the form and content of which have been approved for release by a committee of its principals, each of whom is experienced in merger, acquisition, restructuring, divestiture and fairness opinion matters.
Scope of Review
     In connection with the Opinion, Genuity reviewed, analyzed, considered, and relied upon (without attempting to verify independently the completeness or accuracy thereof) or carried out, among other things, the following:
a)	The draft Support Agreement dated March 16, 2010;

b)	The draft Settlement Agreement dated March 16, 2010 between Bidco, Holden Ostrin, Gary Wechsler and Neil Wechsler, to which intervened the Company for limited purposes;

c)	Annual Reports on Forms 10-K of Optimal for the years ending December 31, 2006 - 2008;

d)	Quarterly Reports on Forms 10-Q of Optimal for the three-month periods ending March 31, 2009, June 30, 2009 and September 30, 2009;

e)	Draft interim unaudited financial reports of Optimal for the period ending December 31, 2009;

f)	Definitive proxy statement on Schedule 14A for the year ending December 31, 2008;

g)	Internal management forecasts for the year ending December 31, 2010;

h)	Internal quarterly cash flow analysis for 2010 fiscal year;

i)	The draft RSM Richter formal valuation and fairness opinion dated November 11, 2009 of the portfolio of retail point-of-sale merchants in respect of which the Company has subcontracted the management to Sterling Payment Solutions Inc. and proposed amendment to certain executives employment agreements;

j)	The draft formal valuation report prepared by PricewaterhouseCoopers LLP dated March 12, 2010;

k)	Public information relating to the business, operations, financial performance and stock trading history of selected public companies considered by Genuity to be relevant;

l)	Public information with respect to transactions of a comparable nature considered by Genuity to be relevant;

m)	Research reports relating to Optimal’s competitors and other public companies considered by Genuity to be relevant;

n)	Discussions with the Special Committee, management and legal counsel to the Company;

o)	An organizational chart describing Optimal and its various interests in subsidiaries, affiliates, joint ventures and other operating companies;

p)	Representation letters dated the date hereof provided to Genuity by senior management of Optimal (the “Certificate”);

q)	Discussions with senior management of the Company, regarding the business plans, operations and financial forecasts for, and current financial position of Optimal;

r)	The terms of the purchase and sale option agreement with United Bank Card, Inc. dated February 2, 2009;

s)	Discussions with Optimal’s counsel and external legal counsel to Optimal with respect to various matters relating to Optimal and the Offer;

t)	A review of current capital market and equity capital market conditions; and

u)	Such other corporate, industry and financial market information, investigations and analyses as Genuity considered necessary or appropriate in the circumstances.
     Genuity has not, to its knowledge, been denied access by Optimal to any information requested by Genuity. As the auditors of the Company declined to accept responsibility for any reliance that Genuity might place upon information provided by them as a part of any review conducted by Genuity and required that Genuity indemnify and release them as a condition to meeting with Genuity, Genuity did not meet with the auditors and has assumed the accuracy and fair presentation of, and has relied upon, the audited consolidated financial statements of Optimal and the reports of the auditors thereon.
Assumptions and Limitations
     Genuity has not prepared a formal valuation or appraisal of Optimal or any of its respective securities or assets and the Opinion should not be construed as such. Genuity has, however, conducted such analyses as it considered necessary in the circumstances. In addition, the Opinion is not, and should not be construed as, advice as to the price at which the shares of Optimal may trade at any future date prior to expiry of the Offer. Genuity was similarly not engaged to review any legal, tax or accounting aspects relating to the Offer.
     With your permission, Genuity has relied upon, and has assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by Genuity from public sources, or provided to Genuity by the Company or its advisors or otherwise obtained by Genuity pursuant to Genuity’s engagement, and the Opinion is conditional upon such completeness, accuracy and fair presentation. Genuity has not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations nor has Genuity made any independent appraisal of the assets of the Company. Genuity assumed that the final form of the Support Agreement and the Settlement Agreement would be substantially similar to the last draft reviewed by Genuity.
     With respect to the historical financial data, operating and financial forecasts and budgets provided to Genuity concerning the Company and relied upon in Genuity’s financial analyses, Genuity has assumed (subject to the exercise of Genuity’s professional judgment) that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgments of management of the Company, having regard to the Company’s business, plans, financial condition and prospects, and that such financial forecasts will be realized substantially in such amounts and at such times as contemplated. Genuity expresses no opinion with respect to such financial forecasts or the estimates or judgments on which they are based.
     Senior officers of Optimal have represented to Genuity in certificates delivered as of the date hereof, among other things, that (i) with the exception of the forecasts, projections, budgets and estimates referred to in such certificates, to the knowledge of such senior officers, the information, data and other material (financial and otherwise) relating to the Company or any of its subsidiaries (the “Information”) provided orally by such senior officers or in writing by senior officers of Optimal on behalf of Optimal or any of its subsidiaries to Genuity for the purpose of preparing the Opinion (A) was, at the date the Information was provided to Genuity, and is, at the date hereof, complete, true and correct in all material respects and (B) did not and does not contain any untrue statement of a material fact, or omit to state a material fact, necessary to make the Information not misleading in light of the circumstances under which the Information was provided; (ii) since the dates on which the Information was provided to Genuity, except as disclosed orally or in writing by or on behalf of Optimal or any of its subsidiaries to Genuity, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the assumptions in the Opinion regarding the Information; and (iii) with respect to any portions of the Information that constitute forecasts, projections, estimates or budgets, such forecasts, projections, estimates or budgets (A) were reasonably prepared on bases reflecting the best currently available estimates and judgement of the Company; (B) were prepared using the probable courses of action to be taken or events reasonably expected to occur during the period covered thereby; (C) were prepared using the assumptions identified therein, which in the reasonable belief of the management of the Company are (or were at the time of preparation and continue to be) reasonable in the circumstances; (D) reasonably present the views of management of the Company of the financial prospects and forecasted performance of the Company and its subsidiaries and are consistent with historical operating experience and accounting policies and procedures applied by the Company; and (E) are not, in the reasonable belief of the management of the Company, misleading in any material respect in light of the assumptions used or in light of any developments since the time of their preparation.
     The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of Optimal and its associates, affiliates and subsidiaries, as they were reflected in the Information and as they have been represented to Genuity in discussions with management of Optimal. In its analyses and in preparing the Opinion, Genuity made numerous assumptions with respect to industry performance, general business, markets, and economic conditions and other matters, many of which are beyond the control of Genuity or any party involved in the Offer.
     In preparing the Opinion, Genuity has assumed that all of the conditions required to implement the Offer will be met, that the representations and warranties of each party contained in the Support Agreement are true and correct in all material respects and that each party will perform all of the covenants and agreements required to be performed by it under the Support Agreement and agreements delivered pursuant thereto and that Bidco will be entitled to fully enforce its rights under the Support Agreement and receive the benefits therefrom. Genuity has assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Offer will be obtained without any meaningful adverse effect on Optimal or the contemplated benefits of the Offer to Optimal and that the Circular and the Directors’ Circular will disclose all material facts relating to the Offer and will satisfy all applicable legal requirements.
     The Opinion, the issuance of which has been approved by Genuity’s fairness committee, was prepared for the information and assistance of the Special Committee and the Board in connection with their consideration of the Offer and the Support Agreement, and is not intended to, and does not, confer any rights or remedies upon any other person. The Opinion addresses only the fairness from a financial point of view, as of March 16, 2010, of the Consideration to be received by the holders of the outstanding Shares, other than Bidco and the Joint Actors. Accordingly, Genuity does not address the merits of the underlying decision by the Company to engage in the Offer and this Opinion does not constitute a recommendation to the Special Committee and the Board as to whether or not to cause the Company to enter into the Support Agreement or consummate the Offer. Genuity does not express any view on, and the Opinion does not address, any other term or aspect of the Support Agreement or the Offer, including, without limitation, (a) the fairness of the Offer or the Consideration to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Optimal or (b) as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Optimal, or class of such persons, relative to the Consideration in the Offer.
     The Opinion may not be used for any other purpose or by any other person, except as contemplated by the Engagement Agreement and as required by United States federal securities laws, and may not be quoted from, publicly disseminated or otherwise communicated to any other person without the express prior written consent of Genuity. The Opinion is given as of the date hereof and Genuity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion that may come or be brought to Genuity’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, Genuity reserves the right to change, modify or withdraw the Opinion. This Opinion should not be construed as creating, and it does not create, and fiduciary duty on the part of Genuity to any party.
     Genuity believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is a complex process and is not reasonably susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Opinion does not constitute and is not to be construed as a recommendation to the Special Committee or the Board as to whether they should approve the Support Agreement, nor as a recommendation to any shareholder of Optimal as to whether to accept the Offer.
Fairness Conclusions
     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Genuity considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Genuity believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying its Opinion. In performing its analyses, Genuity made numerous assumptions with respect to the Company’s performance. The analyses performed by Genuity are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The Consideration was negotiated between Bidco and the Special Committee and the Board and recommended by the Special Committee and the Board. Genuity did not recommend any specific Consideration to the Special Committee or the Board.
     On the basis of Genuity’s analysis and review and in reliance on the accuracy and completeness of the information furnished to Genuity and subject to the conditions and assumptions noted above and such other matters as Genuity considered relevant, Genuity is of the opinion that, as of the date hereof, the Consideration payable under the Offer is fair, from a financial point of view, to the shareholders of Optimal other than Bidco and the Joint Actors.
     Yours very truly,

Genuity Capital Markets